UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Gamestop Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Proxy Statement and Notice of
2017 Annual Meeting of Stockholders

June 27, 2017
Grapevine, Texas

Notice of Annual Meeting of Stockholders

Dear Stockholder:
We invite you to attend our Annual Meeting of Stockholders on Tuesday, June 27, 2017 at 1:00 p.m., Central Daylight Time, at GameStop's Corporate Headquarters located at 625 Westport Parkway, Grapevine, Texas 76051. At the annual meeting, you will be asked to:

(1)	Elect 10 directors, each to serve as a member of our Board of Directors until the next annual meeting of stockholders and until such director's successor is elected and qualified;

(2)	Provide an advisory, non-binding vote on the compensation of our named executive officers;

(3)	Provide an advisory, non-binding vote on the frequency of advisory votes on the compensation of our named executive officers;

(4)	Ratify our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending February 3, 2018;

(5)
Approve an amendment and restatement of our certificate of incorporation to change the stockholder voting requirement for removal of directors from a supermajority (80%) of stockholders and only for cause, to a simple majority of stockholders with or without cause, and to make other technical and conforming changes; and

(6)	Transact such other business as may properly come before the annual meeting and at any adjournment or postponement of the annual meeting.
Our Proxy Statement provides information that you should consider when you vote your shares.
You are entitled to vote at the annual meeting or at any adjournment or postponement thereof if you were a holder of record of our Class A Common Stock at the close of business on May 5, 2017.
Your vote is important to us. Whether or not you plan to attend the annual meeting, please vote your shares electronically via the Internet, by telephone or, if you receive a paper copy of the proxy materials, by signing, dating and completing the accompanying proxy card in the enclosed postage-paid envelope. Voting electronically via the Internet, by telephone, or by returning your proxy card in advance of the annual meeting does not deprive you of your right to attend the annual meeting. If you attend the annual meeting, you may vote your shares in person, even if you have previously submitted a proxy via the Internet, by telephone or in writing. Our Proxy Statement includes additional instructions on voting procedures for stockholders whose shares are held by a brokerage firm or other custodian.
Thank you for your continued interest in GameStop Corp.

Sincerely,

Daniel A. DeMatteo
Executive Chairman
May 12, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 27, 2017:
This Proxy Statement, form of proxy and 2016 Annual Report are available at http://investor.gamestop.com. Except as otherwise stated, information on our website is not a part of this Proxy Statement.
This year we are again providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. On or about May 12, 2017, we mailed to stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access this Proxy Statement, a form of proxy and our 2016 Annual Report. This Proxy Statement and the form of proxy are first being distributed and made available to stockholders on or about May 12, 2017.

If you are receiving paper copies of future annual reports and proxy statements in the mail, you may elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to you and will conserve natural resources. With electronic delivery, we will notify you by e-mail as soon as the Annual Report and Proxy Statement are available on the Internet, and you can easily submit your stockholder votes online. If you are a stockholder of record, you may enroll in the electronic delivery service at the time you vote by selecting electronic delivery if you vote on the Internet, or at any time in the future by going directly to www.proxypush.com/gme, selecting the “Request Materials” option, and following the enrollment instructions.

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information that you should consider. We encourage you to read the entire proxy statement prior to voting.
ANNUAL MEETING OF STOCKHOLDERS
Date and Time:
Tuesday, June 27, 2017
1:00 p.m., Central Daylight Time
Location:
GameStop Corporate Headquarters
625 Westport Parkway, Grapevine, Texas 76051
Record Date:
May 5, 2017
AGENDA AND VOTING RECOMMENDATIONS

Business Items		Board Voting Recommendation	Page Reference
1.	Election of Directors	FOR Each Director Nominee	8
2.	Advisory Vote on Executive Compensation	FOR	21
3.	Advisory Vote on the Frequency of Advisory Votes on Executive Compensation (Every One, Two or Three Years)	FOR Every One Year	40
4.	Ratification of Appointment of Independent Registered Accounting Firm	FOR	41
5.	Amendment and Restatement of Company Certificate of Incorporation	FOR	46
How to Cast Your Vote

:	www.proxypush.com/gme	*	Sign, date and return your proxy card or voting instruction form.

)	(855) 847-1311		In person—You may vote your shares in person at the annual meeting.
CORPORATE GOVERNANCE
Highlights of the Company's corporate governance guidelines and related elements include the following:

●	Size of Board — 10 Directors	●	Board Meetings Held in Fiscal 2016 — 14
●	Number of Independent Directors — 8	●	Board Responsible for Risk Oversight
●	Board Contains a Lead Independent Director	●	Code of Conduct for Directors, Officers and Employees
●	Regular Executive Sessions with Independent Directors	●	Equity Ownership Requirements for Directors and Officers
●	Separate Chairman and CEO	●	Anti-Hedging Policy
●	Average Age of Directors — 62	●	Executive Compensation Tied to Performance Measures
●	Mandatory Retirement Age — 72	●	Claw-back Policy

2017 Proxy Statement | 1

Nominees for Election as Director

Name	Age	Director Since (1)	Occupation	Independent	Committee Memberships
Daniel A. DeMatteo	69	2002	Executive Chairman, GameStop Corp.
J. Paul Raines	53	2012	Chief Executive Officer, GameStop Corp.
Jerome L. Davis	62	2005	Executive Vice President & Chief Revenue Officer, Metropolitan Washington Airports Authority	✓	Nominating & Corporate Governance
Thomas N. Kelly Jr.	70	2012	Former Chief Operating Officer, Nextel Corporation	✓	Compensation
Shane S. Kim	54	2011	Former Corporate Vice President, Microsoft Corporation	✓	Audit, Compensation
Steven R. Koonin	59	2007	Chief Executive Officer, The Atlanta Hawks	✓	Nominating & Corporate Governance
Stephanie M. Shern	69	2002	Former Vice Chairman and Global Director of Retail and Consumer Products, EY LLP	✓	Audit
Gerald R. Szczepanski	68	2002	Former Chairman, Gadzooks, Inc.	✓	Compensation
Kathy P. Vrabeck	53	2012	Senior Client Partner, Consumer Markets, Korn Ferry International	✓	Audit
Lawrence S. Zilavy	66	2005	LR Enterprises Management, LLC	✓	Audit, Nominating & Corporate Governance
_______________________________
(1) Includes predecessor companies
FISCAL 2016 BUSINESS HIGHLIGHTS
Our transformation continued to progress in fiscal 2016, as our non-physical gaming businesses drove gross margin expansion and significantly contributed to our earnings. Our physical gaming business experienced a challenging environment, driving an 11% decline in comparable store sales. Despite the headwinds, our executive management team completed the following initiatives in support of our overall strategy and continued to demonstrate disciplined capital allocation:

●	Achieved a record gross margin rate of 35.0%;
●	Continued the growth of the Technology Brands business, increasing revenues by $280 million to $814 million;
●	Added more than 500 AT&T authorized retailer stores to our Technology Brands business;
●	Grew collectibles sales by 60% to $494 million;
●	Grew our non-physical gaming contribution to 37% of adjusted operating earnings from 25% in fiscal 2015;
●	Continued the growth of PowerUp Rewards and our other customer loyalty programs to over 52 million members;
●	Repurchased 3.0 million shares of common stock at an average price of $24.94 per share for a total of $75.1 million; and
●	Paid quarterly dividends of $0.37 per share, which represents an increase of 2.8% compared to fiscal 2015.
EXECUTIVE COMPENSATION
Our executive compensation program is based on the following guidelines:

●	Competitive compensation to attract and retain individuals whose skills are critical to our long-term success;
●	Reward and motivate individual and team performance in attaining business objectives and maximizing stockholder value;
●	Meaningful portion of total compensation in the form of long-term equity compensation to align interests of our named executive officers with those of our stockholders;
●	Total compensation opportunities designed to be consistent with the level of our operational performance over time and the level of returns provided to stockholders; and
●	50% to 60% of each of our name executive officers' total compensation to be tied to performance measures.

2017 Proxy Statement | 2

Compensation Pay Mix
A significant portion of the 2016 compensation program for our named executive officers was performance-based, with payouts linked to the attainment of certain defined performance measures. For fiscal 2016, 58% of our CEO's total targeted compensation and 52%, on average, of our other named executive officers' total targeted compensation were tied to performance measures:

(1)	Subject to a performance condition of $200 million in consolidated net income for fiscal 2016 to be eligible for tax deductibility under Section 162(m).
INDEPENDENT AUDITORS
As a matter of good corporate governance, we are submitting our selection of Deloitte & Touche LLP ("Deloitte") to audit the financial statements of the Company for fiscal 2017 for ratification by the stockholders. If the stockholders should not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment. Deloitte has served as our independent registered public accounting firm since 2013.
The following table sets forth information regarding fees for professional services rendered by Deloitte in fiscal 2016 and 2015:

	Fiscal Year
	2016	2015
Audit Fees	$3,968,000	$3,284,000
Audit-Related Fees	21,000	101,000
Tax Fees	382,000	483,000
All Other Fees	—	—
Total	$4,371,000	$3,868,000

2017 Proxy Statement | 3

Information About The Annual Meeting and Voting

1. What am I Voting on?

Our Board of Directors ("Board") of GameStop Corp. ("GameStop," the "Company," "we," "us," or "our") is soliciting your vote for the following:

Business Items		Board Voting Recommendation	Page Reference
1.	To elect the 10 nominees identified in this Proxy Statement to serve as directors on the Board	FOR Each Director Nominee	8
2.	To approve, on an advisory, non-binding basis, our executive compensation	FOR	21
3.	To select the frequency of every one, two or three years for an advisory, non-binding vote on our executive compensation	FOR Every One Year	40
4.	To ratify our Audit Committee's appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending February 3, 2018	FOR	41
5.	To approve the amendment and restatement of our certificate of incorporation to provide that any director may be removed from office with or without cause by majority stockholder vote and to make other technical and conforming changes	FOR	46
The Board knows of no other business that will be presented for consideration at the annual meeting. If any other matter should be properly presented at the annual meeting or any adjournment or postponement of the annual meeting for action by the stockholders, the persons named in the proxy card will vote the proxy in accordance with their best judgment on such matter.

2. Who Is Entitled to Vote?
Holders of record of shares of common stock as of the close of business on May 5, 2017 are entitled to notice of and to vote at the annual meeting. Shares of common stock can be voted only if the stockholder is present in person or is represented by proxy at the annual meeting. As of the record date, 101,263,816 shares of common stock were issued and outstanding and entitled to vote.

3. How Do I Vote?
Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares of common stock at the annual meeting:

•
Voting by Internet. You may vote your shares through the Internet by signing on to the website www.proxypush.com/gme and following the procedures described therein. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card.

•
Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted: (1) FOR the election of the 10 nominees for director identified in this Proxy Statement; (2) FOR the approval of the compensation of our Named Executive Officers (as defined in "Proposal 1: Election of Directors—Executive Officers"); (3) FOR an annual advisory vote on the compensation of our Named Executive Officers; (4); FOR the ratification of our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending February 3, 2018; and (5) FOR the amendment and restatement of our certificate of incorporation to provide that any director may be removed from office with or without cause by majority stockholder vote and to make other technical and conforming changes.

•
Voting by Telephone. You may vote your shares by telephone by calling toll-free 1-855-847-1311. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•
In Person Attendance. You may vote your shares in person at the annual meeting. Even if you plan to attend the annual meeting in person, we recommend that you submit your proxy card by mail or voting instructions via the Internet or by telephone by the applicable deadline so that your vote will be counted if you later decide not to attend the annual meeting.

2017 Proxy Statement | 4

Beneficial Owners. If you are a stockholder whose shares are held in “street name” (i.e., in the name of a broker or other custodian) you may vote the shares in person at the annual meeting only if you obtain a legal proxy from the broker or other custodian giving you the right to vote the shares. Alternatively, you may have your shares voted at the annual meeting by following the voting instructions provided to you by your broker or custodian. Although most brokers offer voting via the Internet, by telephone, and mail, availability and specific procedures will depend on their voting arrangements. If you do not provide voting instructions to your broker or other custodian, your shares are referred to as “uninstructed shares.” Under rules of the New York Stock Exchange ("NYSE"), your broker or other custodian does not have discretion to vote uninstructed shares on non-routine matters, such as Proposals 1, 2, 3 and 5, and, accordingly, may not vote uninstructed shares in the votes on such Proposals. However, your broker or other custodian has discretion to vote your shares on Proposal 4 (Ratification of the Appointment of our Independent Registered Public Accounting Firm). See below “What is a Broker Non-Vote?”

4. How May You Revoke or Change Your Vote?
You may revoke your proxy at any time before it is voted at the annual meeting by any of the following methods:

•	Submitting a later-dated proxy via the Internet, over the telephone or by mail.

•	Sending a written notice, including by fax, to our Secretary. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the annual meeting to:
GameStop Corp
625 Westport Parkway
Grapevine, Texas 76051
Attention: Secretary

•
Attending the annual meeting and voting in person. Your attendance at the annual meeting will not in and of itself revoke your proxy. You may also vote your shares at the annual meeting, if you choose to do so.

5. What Constitutes a Quorum?
A quorum of common stockholders is required to hold a valid annual meeting of stockholders. Unless a quorum is present at the annual meeting, no action may be taken at the annual meeting except the adjournment thereof to a later time. The holders of a majority of the outstanding shares of common stock entitled to vote at the meeting must be present in person or by proxy to constitute a quorum. All valid proxies returned will be included in the determination of whether a quorum is present at the annual meeting. The shares of a stockholder whose ballot on any or all proposals is marked as “abstain” will be treated as present for quorum purposes. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those uninstructed shares, constituting “broker non-votes,” will be considered as present for determining a quorum, but will not be voted with respect to that matter.

6. What Is a Broker Non-Vote?
A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

7. What Vote Is Required to Approve Each Proposal?
Voting Rights Generally. Each share of common stock is entitled to one vote on each matter to be voted on at the annual meeting. Stockholders have no cumulative voting rights. Although the advisory vote on Proposals 2 and 3 are non-binding, as provided by law, the Compensation Committee of the Board and the Board will review the results of the vote and, consistent with our record of stockholder engagement, will consider the results of the vote when making future compensation decisions and determinations regarding the frequency of advisory votes on our executive compensation.
Election of Directors. Our Bylaws provide that, in an uncontested election, a nominee for director is elected only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee. The majority voting standard would not apply in contested elections, and directors are elected by a plurality of the votes cast in a contested election.
The majority voting standard will apply to the election of directors at the 2017 annual meeting. Accordingly, a nominee for election to the Board will be elected if the number of votes cast “for” such nominee exceeds the number of votes cast “against” that nominee. Abstentions and broker non-votes will not be treated as votes cast in the election of a director and will therefore have no effect on the result of such vote.
The Board has also adopted a resignation policy which is included in our Bylaws, under which a director nominated for re-election who fails to receive the required majority of votes cast for re-election will be required to tender his or her resignation to the Board. Within 90 days following certification of the stockholder vote, the Nominating and Corporate Governance Committee of the Board will be required

2017 Proxy Statement | 5

to recommend to the Board whether the Board should accept the resignation, and the Board will be required to act on the recommendation, taking into account any factors it considers relevant, and publicly disclose its decision and the rationale behind it. The director whose resignation is under consideration will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board regarding his or her resignation.
Advisory Vote on Executive Compensation. Approval on an advisory, non-binding basis of the compensation of our Named Executive Officers requires the affirmative vote of a majority of all votes cast on this Proposal. Abstentions and broker non-votes will therefore have no effect on the result of such vote. As an advisory vote, the proposal to approve the compensation of our Named Executive Officers is not binding upon us. However, the Compensation Committee of the Board, which is responsible for designing and administering our executive compensation programs, and the Board, value the opinions expressed by our stockholders and will consider the results of the vote when making future compensation decisions.
Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation. The frequency of the advisory vote on our executive compensation receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by our stockholders. Abstentions and broker non-votes will therefore have no effect on the result of such vote.
Ratification of Appointment of Independent Registered Public Accounting Firm. Ratification of our Audit Committee’s appointment of Deloitte as our independent registered public accounting firm for our fiscal year ending February 3, 2018 requires the affirmative vote of a majority of all votes cast on this Proposal. Abstentions, will therefore have no effect on the result of such vote. If the stockholders should not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment.
Amendment and Restatement of Our Certificate of Incorporation. Amendment and restatement of our certificate of incorporation to change the stockholder voting requirement for removal of directors from a supermajority (80%) of stockholders and only for cause, to a simple majority of stockholders with or without cause, and to make other technical and conforming changes requires the affirmative vote of at least 80% of all outstanding shares of common stock entitled to vote. Abstentions and broker non-votes will therefore have the same effect as votes cast against such proposal.

8. Who Counts the Votes?
We have engaged Computershare, our transfer agent, as our inspector of elections to receive and tabulate votes. Computershare will separately tabulate “for” and “against” votes, abstentions and broker non-votes. Computershare will also certify the results and determine the existence of a quorum and the validity of proxies and ballots.

9. Who Pays the Cost of Solicitation of Proxies?
We will pay for the cost of preparing, assembling, printing, mailing and distributing these proxy materials. Our directors, officers and employees may solicit proxies or votes in person, by telephone, or by electronic communication. Such individuals will not receive any additional compensation for these solicitation activities. We have retained Alliance Advisors, a professional soliciting organization, to assist in soliciting proxies. We expect the proxy solicitation fees for Alliance Advisors to be less than $10,000. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our stock.

10. What Does it Mean if I Receive More Than One Proxy Card?
Some of your shares may be registered differently or held in more than one account. You should vote each of your accounts via the Internet, by telephone or mail. If you mail proxy cards, please sign, date and return each proxy card to assure that all of your shares are voted. If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should contact our transfer agent, Computershare, at P.O. Box 30170, College Station, TX 77842-2170; or by calling Computershare at 1-800-522-6645 (outside the United States, phone 1-201-680-6578) and providing such information. Combining accounts reduces excess printing and mailing costs, resulting in savings for us that benefit you as a stockholder.

11. What if I Receive Only One Set of Proxy Materials Although There Are Multiple Stockholders at My Address?
If you and other residents at your mailing address own shares of common stock you may have received a notice that your household will receive only one Annual Report, Proxy Statement and Notice of Internet Availability of Proxy Materials. If you hold shares of common stock in street name, you may have received this notice from your broker or other custodian and the notice may apply to each company in which you hold shares through that broker or custodian. This practice of sending only one copy of proxy materials is known as “householding.” The reason we do this is to attempt to conserve natural resources. If you did not respond to a timely notice that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, one copy of our Annual Report, Proxy Statement and Notice of Internet Availability of Proxy Materials has been sent to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Computershare at P.O. Box 30170, College Station, TX 77842-2170; or by calling Computershare at 1-800-522-6645 (outside the United States, phone

2017 Proxy Statement | 6

1-201-680-6578) and providing such information. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement, our Annual Report and Notice of Internet Availability of Proxy Materials, we will send a copy to you, free of charge, if you address your written request to GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, Attention: Matt Hodges, Vice President of Public and Investor Relations or by calling at (817) 424-2000. If you are receiving multiple copies of our Annual Report, Proxy Statement and Notice of Internet Availability of Proxy Materials, you can request householding by contacting Investor Relations in the same manner.

12. How Do I Submit a Stockholder Proposal for Next Year’s Annual Meeting?
Stockholder proposals may be submitted for inclusion in the proxy statement for our 2018 annual meeting of stockholders in accordance with Rule 14a-8 of the Securities and Exchange Commission (“SEC”). See “Other Matters—Proposals Pursuant to Rule 14a-8” later in this proxy statement. In addition, eligible stockholders are entitled to nominate and include in our proxy statement for our 2018 annual meeting Director nominees, subject to limitations and requirements in our Bylaws. See “Other Matters—Proxy Access Director Nominees” later in this proxy statement. Any stockholder who wishes to propose any business at the 2018 annual meeting other than for inclusion in our proxy statement pursuant to Rule 14a-8 or pursuant to the proxy access provisions in our Bylaws must provide timely notice and satisfy the other requirements for stockholders proposals in our Bylaws. See “Other Matters—Other Proposals and Nominees” later in this proxy statement. Proposals should be sent via registered, certified, or express mail to: Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051.

13. What is Included in the Proxy Materials?
We have furnished our 2016 Annual Report with this Proxy Statement. The 2016 Annual Report includes our audited financial statements for our fiscal year ended January 28, 2017 ("fiscal 2016"), along with other financial information about us. Our 2016 Annual Report is not part of the proxy solicitation materials.
You can obtain, free of charge, a copy of our Form 10-K, which includes our audited financial statements, by:

•	accessing our website at www.gamestop.com and clicking on the “Investor Relations” link within the “Corporate” link;

•	writing to Matt Hodges, our Vice President of Public and Investor Relations, at 625 Westport Parkway, Grapevine, Texas 76051; or

•	calling at: (817) 424-2000.
You can also obtain a copy of our Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at www.sec.gov.

14. How Can I Access the Proxy Materials Electronically?
Your notice of the Internet availability of the proxy materials, proxy or voting instruction card will contain instructions on how to:

•	view our proxy materials for the annual meeting on the Internet; and

•	instruct us to send our future proxy materials to you electronically by e-mail.
Our proxy materials are also available on our website at http://investor.gamestop.com and clicking on the “Investor Relations” link then the “Shareholder Info” link. Our proxy materials will be available during the voting period on www.proxypush.com/gme.
Your notice of Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how you may request access to proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

2017 Proxy Statement | 7

PROPOSAL 1: ELECTION OF DIRECTORS

Composition of the Board
The Board currently consists of 10 directors. Each current director is standing for reelection.
The Board has established a director retirement age of 72, unless the Executive Chairman grants a waiver as permitted under the retirement policy. Currently, none of our directors is of retirement age. Background information and qualifications with respect to our Board and nominees for election as directors appear below. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” for information regarding such persons’ holdings of equity securities of the Company.
The following table sets forth the names and ages of our current directors, the year they first became a director, the positions they hold with the Company, and the standing committees of the Board on which they serve as of May 5, 2017:

Name	Age	Director Since*	Position with the Company	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Daniel A. DeMatteo	69	2002	Executive Chairman and Director
J. Paul Raines	53	2012	Chief Executive Officer and Director
Jerome L. Davis	62	2005	Director			x **
Thomas N. Kelly Jr.	70	2012	Director		x
Shane S. Kim	54	2011	Director	x	x
Steven R. Koonin	59	2007	Director			x
Stephanie M. Shern	69	2002	Director	x **
Gerald R. Szczepanski	68	2002	Director		x **
Kathy P. Vrabeck	53	2012	Director	x
Lawrence S. Zilavy	66	2005	Director (1)	x		x
__________________________________________

*	Includes predecessor companies

**	Committee Chair

(1)	Lead Independent Director
The Board believes that each director has valuable individual skills and experiences that, taken together, provide us with the variety and depth of knowledge necessary for effective oversight, direction and vision for the Company. As indicated in the following biographies, our directors have extensive experience in a variety of fields including retail, entertainment, video games, consumer marketing, finance, real estate, consulting and communications, each of which the Board believes provides valuable knowledge related to the key components of the Company’s business. In addition, the Board believes that its Board members and nominees, as indicated in the following biographies, have each demonstrated significant leadership skills as a chief executive officer or chief operating officer, as a senior partner in a large services firm or as executive management in other large corporations. All of our current Board members have experience in oversight of publicly-traded companies due to their experience on the Board and the boards of directors of other companies. The Board believes that the skills and experience of each standing director and nominee qualify them to serve as a director of the Company.

2017 Proxy Statement | 8

Nominees for Election as Director
The following individuals are nominees for director at the 2017 annual meeting:

Daniel A. DeMatteo	Director since 2002	Age 69
Executive Chairman, GameStop Corp.
Other Public Company Directorships:	• Barnes & Noble Education, Inc. (since 2015)
GameStop Committees:	• None
Mr. DeMatteo is a director and Executive Chairman, a position he has held since June 2010. He served as our Chief Executive Officer from August 2008 to June 2010. He served as Vice Chairman and Chief Operating Officer from March 2005 to August 2008. Prior to March 2005, Mr. DeMatteo served as President and Chief Operating Officer of the Company or our predecessor companies since November 1996.
Director Qualifications: Mr. DeMatteo brings to the Board 20 years of experience growing GameStop and its predecessor companies into the world’s largest omnichannel video game retailer and over 25 years of experience as an executive officer in the video game industry. As one of the founders of GameStop, Mr. DeMatteo has demonstrated a record of leadership, innovation and achievement. With his experience with the Company in the roles of Executive Chairman, Vice Chairman, Chief Executive Officer, President and Chief Operating Officer, Mr. DeMatteo provides the Board a unique and valuable perspective on the Company’s operations, strategy and business, including his perspective on the formula for success that has brought the Company to its current industry-leading position. The Company also benefits from Mr. DeMatteo’s entrepreneurial spirit and his extensive network of contacts and relationships within the video game industry as we pursue new opportunities in our continued business transformation.

J. Paul Raines		Director since 2012	Age 53
Chief Executive Officer, GameStop Corp.
Other Public Company Directorships:	• J.C. Penney Company, Inc. (since 2016)
• Advance Auto Parts, Inc. (2010 - 2016)
GameStop Committees:	• None
Mr. Raines is a director and is our Chief Executive Officer. Prior to being named Chief Executive Officer in June 2010, he served as Chief Operating Officer, a position he held since joining the Company in September 2008. As Chief Executive Officer, Mr. Raines has led the on-going transformation of GameStop from the leading global physical video game retailer into a global family of specialty retail brands by building online and digital platforms and expanding the Company’s efforts beyond the video game category, to include a portfolio of AT&T wireless and Apple technology retail brands through its acquisitions of Spring Mobile and Simply Mac.
Prior to joining GameStop, Mr. Raines spent eight years with The Home Depot, Inc., a home improvement retailer (“Home Depot”) in various management positions in retail operations, including as Executive Vice President of U.S. Stores and President of the Southern Division. Prior to Home Depot, he spent four years in global sourcing for L.L. Bean, Inc., a privately-held outdoor apparel and equipment retailer, and 10 years with Kurt Salmon Associates in their consumer products group. Mr. Raines is a member of the Board of Trustees of the Georgia Tech Foundation, a non-profit organization.
Director Qualifications: Mr. Raines brings to the Board extensive experience in the strategic, operational and merchandising aspects of retail businesses. He also has broad international experience in Latin America, Europe and Asia. The Board benefits from Mr. Raines’ insights gained from his experience and expertise in the areas of retail store operations, customer service, manufacturing, marketing, loss prevention, real estate, supply chain and global sourcing. Mr. Raines currently serves on the Board of Directors of J.C. Penney and previously served on the Board of Directors of Advance Auto Parts as chair of the Compensation Committee and as a member of the Finance Committee and Nominating and Corporate Governance Committee. Mr. Raines’ director experience provides the Board with a unique perspective into corporate management and board dynamics at other retail public companies.

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Jerome L. Davis	Director since 2005	Age 62
Executive Vice President & Chief Revenue Officer, Metropolitan Washington Airports Authority
Other Public Company Directorships:	• Apogee Enterprises, Inc. (since 2004)
GameStop Committees:	• Nominating and Corporate Governance Committee, Chair
Mr. Davis is a director and Chair of the Nominating and Corporate Governance Committee. Mr. Davis has served as a director since October 2005. Mr. Davis is Executive Vice President & Chief Revenue Officer for Metropolitan Washington Airports Authority, an independent airport authority, in Washington, D.C. since September 2014.  Mr. Davis was President of Jerome L. Davis & Associates, LLC, a consulting firm focusing on executive coaching and leadership development from 2006 until August 2014. He previously served as Corporate Vice President of Food and Retail for Waste Management, Inc., the leading provider of integrated environmental solutions in North America, from January 2010 to June 2012. Mr. Davis was Global Vice President, Service Excellence for Electronic Data Systems, a business and technology services company, from July 2003 until October 2005. From May 2001 to July 2003, he served in various capacities at Electronic Data Systems, including Chief Client Executive Officer and President, Americas for Business Process Management. Prior to joining Electronic Data Systems, Mr. Davis served as President and Executive Officer of the Commercial Solutions Division of Maytag Corporation, a home and commercial appliance company, from October 1999 until May 2001. Mr. Davis served as Senior Vice President of Sales and Corporate Officer for Maytag Appliances Division from March 1998 to September 1999. From March 1992 to February 1998, Mr. Davis was Vice President of National Accounts and Area Vice President for Frito-Lay, Inc., a division of PepsiCo that manufactures, markets and sells corn chips, potato chips and other snack foods ("Frito-Lay"). Mr. Davis also held senior executive positions in Sales and Marketing with Procter & Gamble, a consumer goods company, from 1977 to 1992. Mr. Davis is currently a director and a member of the Compensation Committee and the Nominating and Corporate Governance Committee of Apogee Enterprises, Inc. (“Apogee”), where he has been a director since 2004. He previously chaired the Finance and Enterprise Risks Committee of Apogee for five years.
Director Qualifications: Mr. Davis brings to the Board more than 35 years of experience in Fortune 500 growth oriented companies and extensive expertise and insight in multiple areas including marketing and sales, strategy development, international business, leadership development, succession planning, real estate development, executive compensation and information technology. In addition, his experience as a director of Apogee, including committee service, has given him insights and perspectives on finance, governance, human resources and compensation which benefit the Board.

Thomas N. Kelly Jr.		Director since 2012	Age 70
Former Chief Operating Officer, Nextel Corporation
Other Public Company Directorships:	• The Scotts Miracle-Gro Company (since 2006)
GameStop Committees:	• Compensation Committee
Mr. Kelly is a director and a member of the Compensation Committee. He has served as a director since July 2012. Mr. Kelly served as Executive Vice President, Transition Integration of Sprint Nextel Corp., a global communications company ("Sprint Nextel"), from December 2005 until April 2006. He served as the Chief Strategy Officer of Sprint Nextel from August 2005 until December 2005. He served as the Executive Vice President and Chief Operating Officer of Nextel Communications, Inc., a global communications company (“Nextel”), which became Sprint Nextel, from February 2003 until August 2005, and as Executive Vice President and Chief Marketing Officer of Nextel from 1996 until February 2003. Mr. Kelly currently serves on the Board of The Scotts Miracle-Gro Company (“Scotts Miracle-Gro") where he has served as Lead Independent Director and currently serves as the Chairperson of the Innovation and Technology Committee, and a member of the Audit Committee and the Compensation and Organization Committee.
Director Qualifications: Mr. Kelly brings to the Board extensive board experience as well as more than 25 years of leadership in the communications and wireless industries. His broad business knowledge in the communications and wireless industries brings valuable insight in supporting the advancement of our mobile wireless retail and digital strategies.

Shane S. Kim		Director since 2011	Age 54
Former Corporate Vice President, Microsoft Corporation
Other Public Directorships	• None
GameStop Committees	• Audit Committee, Compensation Committee
Mr. Kim is a director and a member of the Compensation Committee. He has served as a director at GameStop since July 2011 and also serves as a director on the board of SCUF Gaming, a private company. SCUF Gaming is a global leader in high-end controllers and accessories customized for hardcore and professional video game players. Mr. Kim worked for Microsoft Corporation, leading provider of software and technology solutions (“Microsoft”), for almost 20 years, retiring in January 2010. For the last 15 years at Microsoft, Mr. Kim was with Microsoft’s Interactive Entertainment Business division, most recently as its Corporate Vice President of Strategy and Business Development. Before that, Mr. Kim was the Corporate Vice President of Microsoft Game Studios, where he oversaw a team of approximately 1,000 programmers, designers, artists and producers developing a broad range of Xbox 360 and Windows titles. Since retiring from Microsoft in January 2010, Mr. Kim has been an independent adviser to companies in the interactive entertainment and digital media industries.

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Director Qualifications: Mr. Kim brings to the Board over 20 years of experience in the constantly evolving video game industry and the associated rapidly changing technological landscape. His broad video game knowledge, his knowledge of Microsoft (one of our largest suppliers) and business experience bring valuable insight in supporting the advancement of the Company’s business and digital strategies.

Steven R. Koonin	Director since 2007	Age 59
Chief Executive Officer, The Atlanta Hawks
Other Public Company Directorships	• None
GameStop Committees	• Nominating and Corporate Governance Committee
Mr. Koonin is a director and has served as a director since June 2007. Mr. Koonin is a member of the Nominating and Corporate Governance Committee. Mr. Koonin is the Chief Executive Officer of the National Basketball Association's Atlanta Hawks, a professional basketball team, a position he has held since April of 2014. He formerly served as the President of Turner Entertainment Networks, a media conglomerate, which includes Turner Network Television ("TNT"), Turner Broadcasting System ("TBS"), truTV and Turner Classic Movies ("Turner"). Mr. Koonin joined TBS in 2000 and was promoted to President of Turner in 2006. Mr. Koonin was responsible for the rebranding of TNT and TBS and for the development of some of the most successful programming in cable television history. He also led the rebrand of Court TV as truTV. Prior to joining Turner, Mr. Koonin spent 14 years with The Coca-Cola Company, a beverage company (“Coca-Cola”), including serving as Vice President of Consumer Marketing. In addition to leading the Atlanta Hawks organization, Mr. Koonin is extremely active in the Atlanta community and serves on the boards of directors of the Georgia Aquarium, the Fox Theatre, the Atlanta Symphony Orchestra and Emory Healthcare.
Director Qualifications: Mr. Koonin brings to the Board 15 years of executive leadership experience with a leading provider of media entertainment and nearly 15 years of experience with a globally-recognized consumer brand. Through his executive leadership experience at both Turner and Coca-Cola, he brings to the Board deep knowledge of the entertainment industry and content creation and delivery, as well as consumer branding strategy and tactics and insight into promoting growth strategies for consumer businesses.

Stephanie M. Shern		Director since 2002	Age 69
Former Vice Chairman and Global Director of Retail and Consumer Products, EY LLP
Other Public Company Directorships:	• Koninklijke Ahold Delhaize N.V. (formerly Koninklijke Ahold N.V.) (since 2005)
• Abercrombie & Fitch Co. (since 2014)
• The Scotts Miracle-Gro Company (2003 - 2014)
• CenturyLink. Inc. (formerly Embarq Corporation) (2006 - 2009)
GameStop Committees:	• Audit Committee, Chair
Mrs. Shern is a director and Chair of the Audit Committee and has served in these capacities since 2002. From 1995 until 2001, Mrs. Shern was the Vice Chair and Global Director of Retail and Consumer Products for EY LLP, a professional services organization (“EY”), and a member of EY's Management Committee. Mrs. Shern became a Partner at EY in 1981 and was with that firm for over 30 years. Mrs. Shern is currently a director of Koninklijke Ahold Delhaize N.V. (“Royal Ahold Delhaize”), where she serves as a member of the Audit Committee. She is also a member of the Board of Directors and Audit Committee of Abercrombie & Fitch. Mrs. Shern has also served as a director of CenturyLink Inc. and Scotts Miracle-Gro. Mrs. Shern is a Certified Public Accountant ("CPA") and a member of the American Institute of CPAs and the New York State Society of CPAs. She is also a member of Pennsylvania State University’s Smeal College Accounting Advisory Board and a founding member of Tapestry Network’s Lead Director Network.
Director Qualifications: Mrs. Shern brings to the Board vast leadership, financial, international, marketing/consumer industry and retail experience from a more than 40-year finance career focused significantly on retail and consumer industries in both the United States and abroad. In addition, as a current member of the Audit Committees of Royal Ahold Delhaize and Abercrombie & Fitch and as a past member of Audit Committees of the boards of directors of other public companies, Mrs. Shern has extensive financial experience. This experience has proven valuable to the Board, where Mrs. Shern serves as Chair of the Audit Committee and as the “audit committee financial expert,” as that term is defined in the applicable rules and regulations of the SEC.

Gerald R. Szczepanski	Director since 2002	Age 68
Former Chairman, Gadzooks, Inc.
Other Public Company Directorships:	• Rush Enterprises, Inc. (2008 - 2015)
GameStop Committees:	• Compensation Committee, Chair
Mr. Szczepanski is a director and has served as a director for the Company and its predecessor companies since 2002. Mr. Szczepanski is Chair of the Compensation Committee. Mr. Szczepanski is currently retired. Mr. Szczepanski was the co-founder, and, from 1994 to 2005, the Chairman and Chief Executive Officer of Gadzooks, Inc., a publicly-traded specialty retailer of casual clothing and accessories for teenagers. Mr. Szczepanski served on the board of directors of Rush Enterprises, Inc. a publicly-traded full-service, integrated retailer of commercial vehicles and related services.

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Director Qualifications: Mr. Szczepanski brings to the Board over 35 years of experience in the retail business. He has extensive leadership experience as both a former chairman and chief executive officer of a public company in the specialty retail industry.

Kathy P. Vrabeck		Director since 2012	Age 53
Senior Client Partner, Consumer Markets, Korn Ferry International
Other Public Company Directorships:	• AVP, Inc. (2006 - 2008)
GameStop Committees:	• Audit Committee
Ms. Vrabeck is a director and a member of the Audit Committee. She has served as a director since June 2012. She is a Senior Client Partner in the Los Angeles office of Korn Ferry International, a global talent and organizational advisory firm, where she is a member of Korn Ferry's Digital Practice, working closely with consumer and technology clients. Prior to joining Korn Ferry in October 2015, she was a Partner at Heidrick & Struggles International, Inc., an executive search firm ("Heidrick & Struggles"), where she served as both Global Sector Leader of their Media, Entertainment and Digital practice and partner-in-charge of the Los Angeles office. Prior to joining Heidrick & Struggles in July 2011, Ms. Vrabeck was with Legendary Entertainment, a media company, from March 2009 to March 2011 where she served as President, Legendary Digital and was responsible for the creation, management and delivery of digital entertainment, with a focus on video games, across current and next-generation platforms. From May 2007 to November 2008, Ms. Vrabeck was with Electronic Arts, Inc., a developer, marketer, publisher and distributor of video games ("EA"), where she served as President, EA Casual Entertainment and led EA's efforts in the fastest growing segments of the video game market: mobile, online, social networking and global media sales. Prior to joining EA, Ms. Vrabeck was with Activision, Inc., a video game publisher ("Activision"), from August 1999 to April 2006 where she served as President, Activision Publishing, overseeing Activision's product development and global brand management and publishing operations. Earlier in her career, Ms. Vrabeck held various marketing, sales and finance positions with ConAgra, The Pillsbury Company, Quaker Oats and Eli Lilly and Company. Ms. Vrabeck currently serves on the DePauw University Board of Trustees.
Director Qualifications: Ms. Vrabeck brings to the Board over 10 years of experience in senior executive leadership positions with major game and film makers. Her digital entertainment knowledge, her knowledge of two of the Company's largest suppliers and her business experience bring valuable insight in supporting the advancement of our business and digital strategies.

Lawrence S. Zilavy	Director since 2005	Age 66
LR Enterprises Management, LLC
Other Public Directorships	• The Hain Celestial Group, Inc. (since 2002)
• Barnes & Noble, Inc. (2006 - 2010)
GameStop Committees	• Audit Committee
• Nominating and Corporate Governance Committee
Mr. Zilavy is a director and a member of the Audit Committee and the Nominating and Corporate Governance Committee as well as our lead independent director. He has served as a director since October 2005. Since October 2009, Mr. Zilavy has been employed by a private family investment office. Mr. Zilavy was a Senior Vice President of Barnes & Noble College Booksellers, Inc., a college book retailer, from May 2006 to September 2009. He was Executive Vice President, Corporate Finance and Strategic Planning for Barnes & Noble, Inc., a bookseller and retailer of content, digital media and education products (“Barnes & Noble”), from May 2003 until November 2004 and was Chief Financial Officer of Barnes & Noble from June 2002 through April 2003. Prior to joining Barnes & Noble, Mr. Zilavy had a 25-year career in banking. Mr. Zilavy serves on the Board of Directors of The Hain Celestial Group, Inc., a natural and organic food and personal care products company, where he is a member of the Audit Committee and chairperson of the Corporate Governance and Nominating Committee. Mr. Zilavy also served as a director of Barnes & Noble from 2006 to 2010.
Director Qualifications: Mr. Zilavy brings to the Board significant senior executive-level experience in a large specialty retail company and experience on public company boards. This experience, together with Mr. Zilavy’s 25 years of experience as a banker, provides the Board strong financial, operating and governance expertise.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE. PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR EACH NOMINEE NAMED ABOVE UNLESS A VOTE AGAINST A NOMINEE OR AN ABSTENTION IS SPECIFICALLY INDICATED.

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Meetings and Committees of the Board
The Board met 14 times during fiscal 2016. All directors attended 75% or more of the aggregate of all of the meetings of the Board and the committees thereof on which they served during fiscal 2016.
The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.
Audit Committee
The Audit Committee assists the Board in fulfilling its oversight responsibility and reviews:

•	The adequacy and integrity of the Company’s financial statements, financial reporting process and internal system of accounting controls;

•	The appointment, termination, compensation, retention and oversight of the independent registered public accountants;

•	The scope of the audit performed by the independent registered public accounting firm of the books and records of the Company;

•	The internal audit function and plan;

•	The Company’s compliance with legal and regulatory requirements;

•	The Company’s Code of Business Conduct and Ethics; and

•	With management and the independent auditor any related party transactions and approves such transactions if any.
In addition, the Audit Committee has established procedures for the receipt, retention and treatment of confidential and anonymous complaints regarding the Company’s accounting, internal accounting controls and auditing matters. The Board has adopted a written charter setting out the functions of the Audit Committee (the “Audit Committee Charter”), a copy of which is available on the Company’s website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. As required by the Audit Committee Charter, the Audit Committee will continue to review and reassess the adequacy of the Audit Committee Charter annually and recommend any changes to the Board for approval.
The current members of the Audit Committee are Stephanie M. Shern (Chair), Shane S. Kim, Kathy P. Vrabeck and Lawrence S. Zilavy, all of whom are “independent” directors under the listing standards of the NYSE. In addition to meeting the independence standards of the NYSE, each member of the Audit Committee is financially literate and meets the independence standards established by the SEC. The Board has also determined that Mrs. Shern has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and/or experience. The Audit Committee met 10 times during fiscal 2016.
Compensation Committee
The Compensation Committee is primarily responsible for:

•
Annually reviewing and approving corporate goals and objectives relevant to the Executive Chairman and the Chief Executive Officer compensation, evaluating the Executive Chairman’s and the Chief Executive Officer’s performance and, either as a committee or together with the other independent directors of the Company (as directed by the Board), determining and approving the Executive Chairman’s and Chief Executive Officer’s compensation level based on this evaluation;

•
Working together with the Executive Chairman and Chief Executive Officer, annually reviewing and approving, for the other Named Executive Officers and other executive officers, the annual base salary level, the annual incentive opportunity level, the long-term incentive opportunity level, employment agreements, severance arrangements, and change of control agreements/provisions, in each case as, when and if appropriate, and any special or supplemental benefits;

•
Working together with the Executive Chairman and Chief Executive Officer, annually reviewing and making recommendations to the Board with respect to the compensation programs and policies applicable to the Company’s officers and directors, including incentive-compensation plans, equity-based plans and severance and retirement plans;

•	Engaging executive compensation advisers, if desired, to assist the Compensation Committee in conducting its duties;

•	Administering our GameStop Corp. Amended and Restated 2011 Incentive Plan (the “2011 Incentive Plan”) and our Fourth Amended and Restated 2001 Incentive Plan (the “2001 Incentive Plan”); and

•	Producing an annual report on executive compensation for inclusion in the Company’s proxy statement.

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The current members of the Compensation Committee are Gerald R. Szczepanski (Chair), Thomas N. Kelly Jr. and Shane S. Kim, all of whom meet the independence standards of the NYSE and the SEC. The Board has adopted a written charter setting out the functions of the Compensation Committee, a copy of which is available on the Company’s website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. The Compensation Committee met 6 times during fiscal 2016.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is primarily responsible for:

•	Reviewing and recommending to the Board candidates for service on the Board and its committees, including the nomination of existing directors;

•	Periodically reviewing and making recommendations to the Board regarding the size and composition of the Board and its committees;

•	Annually reviewing the independence of the directors;

•	Overseeing the Company’s orientation process for newly elected directors and regularly assessing the adequacy of and need for additional director continuing education programs;

•	Overseeing the annual performance evaluation of the Board and its committees and management; and

•	Periodically reviewing and recommending changes to the Company’s Corporate Governance Guidelines.
The current members of the Nominating and Corporate Governance Committee are Jerome L. Davis (Chair), Steven R. Koonin and Lawrence S. Zilavy, all of whom meet the independence standards of the NYSE. The Board has adopted a written charter setting out the functions of the Nominating and Corporate Governance Committee, a copy of which can be found on our website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. The Nominating and Corporate Governance Committee met 5 times during fiscal 2016.
Minimum Qualifications
The Nominating and Corporate Governance Committee does not set specific minimum qualifications for directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the NYSE and the SEC, as applicable. Nominees for director are selected on the basis of outstanding achievement in their personal careers; board experience; wisdom; integrity; diversity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties. The Nominating and Corporate Governance Committee and the Board believe that Board membership should reflect diversity in its broadest sense, including diversity of skills, background, gender and ethnicity. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Nominating and Corporate Governance Committee believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and its business segments, and (iii) the relative standing of the Company and its business segments in relation to their competitors.
Nominating Process
The Nominating and Corporate Governance Committee will consider recommendations for director candidates from a variety of sources (including incumbent directors, stockholders (in accordance with the procedures described below), Company management and third-party search firms). When nominating an incumbent director for re-election at an annual meeting, the Nominating and Corporate Governance Committee considers the director’s performance on the Board and its committees and the director’s qualifications in light of the Nominating and Corporate Governance Committee’s assessment of the Board’s needs. The Nominating and Corporate Governance Committee has not adopted any criteria for evaluating a candidate for nomination to the Board that differ depending on whether the candidate is nominated by a stockholder, an incumbent director, Company management, third-party search firm or other source.
Consideration of Stockholder-Nominated Directors
In addition to proposing a candidate for possible nomination by the Nominating and Corporate Governance Committee, any stockholder is entitled to directly nominate one or more candidates for election to the Board of Directors in accordance with the Company’s Bylaws. See “Other Matters—Other Proposals and Nominees” later in this proxy statement. Also, in March 2017, our Board amended the Bylaws to include a proxy access provision. The proxy access by-law allows a stockholder, or a group of up to 25 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director nominees constituting up to two individuals or 25% of the Board (whichever is greater), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in Article III of the Bylaws. The complete text of our By-laws, as amended, is available on our website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. See “Other Matters—Proxy Access Director Nominees” later in this proxy statement.

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Corporate Governance
Codes of Ethics
The Company has adopted a Code of Ethics for Senior Financial and Executive Officers that is applicable to the Company’s Executive Chairman, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer, and any Executive Vice President of the Company or Vice President of the Company employed in a finance or accounting role. The Company also has adopted a Code of Standards, Ethics and Conduct applicable to all of the Company’s management-level employees and non-employee directors. The Code of Ethics for Senior Financial and Executive Officers and the Code of Standards, Ethics and Conduct are available on the Company’s website at http://investor.gamestop.com and are available in print to any stockholder who requests them in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. In accordance with SEC rules, the Company intends to disclose any amendment (other than any technical, administrative or other non-substantive amendment) to either of the above Codes, or any waiver of any provision thereof with respect to certain specified officers listed above, on the Company’s website at http://investor.gamestop.com within four business days following such amendment or waiver.
Claw-back Policy
The Company has adopted a claw-back policy which requires the Board, when permitted by law, to require reimbursement of annual incentive payments or long-term incentive payments from a current or former executive officer of the Company where the payment was predicated upon achieving certain financial results or other operating metrics, and either (1) the Board determines in its good faith judgment that such financial results or other operating metrics were achieved in whole or part as a result of fraud or other misconduct on the part of such executive, or fraud or other misconduct of other employees of the Company of which such executive had knowledge, whether or not such conduct results in any restatement of Company financial statements filed with the SEC, or (2) such financial results or other operating metrics were the subject of a restatement of Company financial statements filed with the SEC, and a lower payment would have been made to the executive officer based upon the restated financial results. The Company will, to the fullest extent possible under applicable law, seek to recover from the individual executive officer, in the case of (1), the full amount of the individual executive officer’s incentive payments for the relevant period (including, at a minimum, for the three-year period prior to such financial results), and in the case of (2), the amount by which the individual executive officer’s incentive payments for the relevant period (including, at a minimum, for the three-year period prior to the restatement of financial results) exceeded the lower payment that would have been made based on the restated financial results.
Equity Ownership Policy
The Board believes that it is important for each executive officer and non-employee director of the Company to have a financial stake in the Company to help align the executive officer’s and non-employee director’s interests with those of the Company’s stockholders. To that end, the Company has an equity ownership policy requiring that each executive officer and non-employee director of the Company maintain ownership of common stock with a value of at least the following:

Executive Officer or Non-employee Director	Fiscal 2016 Stock Ownership Guideline
Executive Chairman	5 times base salary
Chief Executive Officer	5 times base salary
Chief Operating Officer or Executive Vice President	3 times base salary
Non-employee Director	$275,000
New executive officers or non-employee directors of the Company will be given a period of five (5) years to attain full compliance with these requirements. These requirements will be reduced by 50% for executive officers after the executive officer reaches the age of 62 in order to facilitate appropriate financial planning. For a director who retires after reaching age 72 or ceases to serve after at least 10 years of Board service to the Company, with the consent of the Compensation Committee, all awards granted to such director fully vest upon termination of Board service.
For purposes of these determinations, (i) stock ownership includes shares of common stock which are directly owned or owned by family members residing with the executive officer or non-employee director, or by family trusts, as well as vested options and vested restricted stock, and unvested restricted stock or equivalents, unless they are subject to achievement of performance targets, and common stock or stock equivalents credited to such executive officer or non-employee director under any deferred compensation plan, and (ii) common stock shall be valued per share using the 200-day trailing average NYSE per share closing price.
As of January 28, 2017, each of our executive officers and non-employee directors was in compliance with our equity ownership policy.

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Anti-Hedging Policy
Given that the aim of ownership of common stock is to ensure that employees and directors of the Company have a direct personal financial stake in the Company’s performance, hedging transactions on the part of employees and directors of the Company could be contrary to that purpose. Therefore, the Company has adopted an anti-hedging policy which states that the implementation by an employee or director of the Company of hedging strategies or transactions using short sales, puts, calls or other types of financial instruments (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, and exchange funds) based upon the value of common stock and applied to equity securities granted to such employee or director, or held, directly or indirectly, by such employee or director, is strictly prohibited.
Corporate Governance Guidelines; Certifications
The Board has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Company’s website at http://investor.gamestop.com and are available in print to any stockholder who requests them in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051.
On an annual basis, our Chief Executive Officer submits to the NYSE the annual certification required by Section 303A.12(a) of the NYSE Listed Company Manual. In addition, the Company has filed with the SEC as exhibits to its Annual Report on Form 10-K, for fiscal 2016, the certifications of its Chief Executive Officer and Chief Financial Officer required pursuant to Section 302 of the Sarbanes-Oxley Act relating to the quality of its public disclosure.
Communications Between Stockholders and Interested Parties and the Board
Stockholders and other interested persons seeking to communicate with the Board should submit any communications in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Company’s Secretary will forward such communication to the full Board or to any individual director or directors (including the presiding director of the executive sessions of the non-management directors or the non-management directors as a group) to whom the communication is directed.
Attendance at Annual Meetings
All members of the Board are expected to attend in person the Company’s 2017 annual meeting and be available to address questions or concerns raised by stockholders. Each of the Company’s 10 directors attended the Company's 2016 annual meeting.
Director Independence; Independence Determination
The Board has adopted the definition of independence in the listing standards of the NYSE. In its assessment of director independence, the Board considers all commercial, charitable and other relationships and transactions that any director or member of his or her immediate family may have with us, with any of our affiliates or with any of our consultants or advisers.
The Board has affirmatively determined that each of Jerome L. Davis, Thomas N. Kelly Jr., Shane S. Kim, Steven R. Koonin, Stephanie M. Shern, Gerald R. Szczepanski, Kathy P. Vrabeck and Lawrence S. Zilavy is independent under the NYSE standards as well as under standards set forth in SEC regulations, and that the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee and are comprised exclusively of independent directors under the foregoing standards. The Board did not determine Messrs. Raines and DeMatteo to be independent because of their current executive positions with the Company.
The non-management directors of the Company hold regularly scheduled executive sessions without management present at least once annually and the independent directors hold at least one meeting annually with only independent directors present. Our lead independent director, Mr. Zilavy, is the presiding director for each non-management or independent director executive session.
Board Leadership Structure
The Board’s current leadership structure is comprised of an Executive Chairman position that is separate from the Chief Executive Officer position, as well as nine other directors of which eight are independent, including a lead independent director. Under the Board’s current structure, Mr. DeMatteo is the Executive Chairman and is also a member of management and former Chief Executive Officer of the Company. The Board believes that Mr. DeMatteo’s in-depth knowledge of our business and its challenges, as well as his experience in the video game industry as a whole, make him the best qualified person to serve as Executive Chairman. In addition, this structure facilitates better communication between management and the Board and allows Mr. DeMatteo to more effectively oversee the execution of our strategic initiatives, including the implementation of the Company’s multi-concept retail strategy and provide guidance to the senior management team, including our Chief Executive Officer. Mr. J. Paul Raines, the Chief Executive Officer of the Company, also serves as a director. The Board believes that Mr. Raines’ service as a director further enhances the Board’s oversight of our day-to-day operations and provides additional management expertise with respect to the complexities of our business units, including the existing video game store base, international operations, mobile and digital initiatives and our diversification into other retail concepts, including AT&T and Cricket branded wireless stores, Simply Mac branded Apple reseller stores and our collectibles business. The Board believes that at this time our stockholders are best served by this structure as it helps facilitate the Company’s continuing transformation to a multi-concept

2017 Proxy Statement | 16

retailer. All directors play an active role in overseeing the Company’s business both at the Board and committee level. For additional oversight, our lead independent director presides over regularly scheduled meetings with the other non-management directors to discuss and evaluate the Company’s business without members of management present. This structure, together with our other corporate governance practices, provides strong independent oversight of management while ensuring clear strategic direction for the Company.
Risk Oversight
Responsibility for risk oversight resides with the full Board. Committees have been established to help the Board carry out this responsibility by focusing on key areas of risk inherent in the business. The Audit Committee oversees risk associated with financial and accounting matters, including compliance with legal and regulatory requirements, related-party transactions and the Company’s financial reporting and internal control systems. The Audit Committee also oversees the Company’s internal audit function and regularly meets separately with the Company’s head of internal audit, general counsel, external auditors and other financial and executive management. The Compensation Committee oversees risks associated with compensation policies and the retention and development of executive talent, including the development of policies that do not encourage excessive risk-taking by our executives. These policies include various factors to help mitigate risk, including fixed compensation components and variable components that include mitigating factors such as a consistent structure across all business units, generally involving consolidated income components; targeted award amounts that are not significant as a percentage of revenue; and vesting periods, equity ownership policies, and claw-back provisions. The Compensation Committee and management also regularly review the Company’s compensation policies to determine effectiveness and to assess the risk they present to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company. In addition, at least annually, the Board conducts a formal business review including a risk assessment related to the Company’s existing business and new initiatives. Because overseeing risk is an ongoing process and inherent in the Company’s strategic decisions, the Board also discusses risk throughout the year at other meetings in relation to specific topics or actions.

Director Compensation
In fiscal 2016, total compensation for each non-employee director was set at $280,000, which consisted of a $140,000 cash retainer and a restricted stock grant valued at approximately $140,000 which vests after one year. In prior years, long-term cash awards were also granted; however, this practice was eliminated during the year ended January 31, 2015 (“fiscal 2014”). For the fiscal year ended February 3, 2018 (“fiscal 2017”), the compensation structure for each non-employee director will remain consistent with the fiscal 2016 director compensation structure. We reimburse our directors for expenses in connection with attendance at Board and committee meetings. Other than with respect to reimbursement of expenses, directors who are our employees do not receive additional compensation for their services as directors and none of the directors receive additional compensation for their services as committee chairpersons or as our lead independent director.
Additionally, because the Board believes that it is important for each director of the Company to have a financial stake in the Company to help align the director’s interests with those of the Company’s stockholders, we require our directors maintain a certain level of ownership of common stock. For a description of the equity ownership policy, see "Corporate Governance-Equity Ownership Policy" above.
The following table provides information regarding compensation earned by our non-employee directors during fiscal 2016:

Name	Fees Earned and Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
Jerome L. Davis(4)	$140,000	$140,000	$37,500	$317,500
R. Richard Fontaine(5)	54,000	—	37,500	91,500
Thomas N. Kelly Jr.(4)	140,000	140,000	37,500	317,500
Shane S. Kim(4)	140,000	140,000	37,500	317,500
Steven R. Koonin(4)	140,000	140,000	37,500	317,500
Stephanie M. Shern(4)	140,000	140,000	37,500	317,500
Gerald R. Szczepanski(4)	140,000	140,000	37,500	317,500
Kathy P. Vrabeck(4)	140,000	140,000	37,500	317,500
Lawrence S. Zilavy(4)	140,000	140,000	37,500	317,500
____________________________

(1)	Represents amounts earned and paid for service in fiscal 2016.

(2)
Reflects the grant date fair values in accordance with FASB ASC Topic 718 for the fiscal 2016 grants of 5,418 shares of restricted stock for each of the Board members based on the closing price of our common stock on the date of grant. Grants of restricted shares vest after one year following the grant date, subject to continued service to the Company as well as accelerated vesting in the case of retirement under certain circumstances. The assumptions used by the Company in calculating the grant date fair value are incorporated herein by reference to Note 12 to the Company’s consolidated financial statements in its Annual Report on Form 10-K, filed March 27, 2017.

2017 Proxy Statement | 17

(3)
Reflects long-term cash awards granted in fiscal year ended February 1, 2014 ("fiscal 2013"). The awards vest in equal annual increments over a three-year period after the grant date, subject to continued service to the Company; awards may accelerate vesting in the case of retirement under certain circumstances. The amounts reflected represent the amount of the awards vested during fiscal 2016. No long-term cash awards were granted subsequent to fiscal 2013.

(4)	As of January 28, 2017, each of the named directors held 5,418 shares of restricted stock that have not vested.

(5)	Mr. Fontaine retired from the Board effective June 21, 2016.

Executive Officers
The following table sets forth the names and ages of our executive officers and the positions they hold:

Name	Age	Position with the Company
Daniel A. DeMatteo	69	Executive Chairman
J. Paul Raines	53	Chief Executive Officer
Tony D. Bartel	53	Chief Operating Officer
Robert A. Lloyd	55	Executive Vice President and Chief Financial Officer
Michael P. Hogan	58	Executive Vice President, Strategic Business and Brand Development
Michael K. Mauler	56	Executive Vice President and President, GameStop International
Michael T. Buskey	68	Executive Vice President, Human Resources and ThinkGeek Stores
Troy W. Crawford	49	Senior Vice President, Chief Accounting Officer
In this Proxy Statement, the term “Named Executive Officers” means our Chief Executive Officer (our Principal Executive Officer, or "PEO"), our Executive Vice President and Chief Financial Officer (our Principal Financial Officer, or "PFO"), and our Executive Chairman, Chief Operating Officer and Executive Vice President, Strategic Business and Brand Development, who were our three most highly compensated executives other than our PEO and PFO in fiscal 2016.
Roles of Executive Chairman and Chief Executive Officer
The Company employs an Executive Chairman (Mr. DeMatteo) and a Chief Executive Officer (Mr. Raines). As Executive Chairman, Mr. DeMatteo is responsible for the leadership and coordination of the activities of the Board, for overseeing the strategic direction of the Company and for providing guidance to the Company’s Chief Executive Officer and other executives. As Chief Executive Officer, Mr. Raines has responsibility for development and execution of our strategic plans and for leadership and oversight of all of the Company’s day-to-day operations and performance.
Business Experience of Executive Officers
Information with respect to executive officers of the Company who are also directors or nominees for director is set forth in “Information Concerning the Directors and Nominees” above.
Tony D. Bartel is Chief Operating Officer of GameStop, a role he has held since January 2015. He served as President from 2010 to January 2015 and Executive Vice President of Merchandising and Marketing from 2007 to 2010. Prior to that, Mr. Bartel was the Senior Vice President of International Finance, a role he held since joining GameStop in 2005. Mr. Bartel joined GameStop from NCH Corporation, a marketer of maintenance products, where he was the Chief Administrative Officer from 2003 to 2005. From 1989 to 2003, Mr. Bartel held various positions with PepsiCo, a beverage company, and Yum! Brands, Inc., an American fast food company, including Operational Finance, Strategic Planning, Controller and eventually Chief Financial Officer of Pizza Hut. Prior to 1989, Mr. Bartel held various positions with the public accounting firm of KPMG Peat Marwick. Mr. Bartel currently serves on the Board of Directors of Sonic Corp.
Robert A. Lloyd is Executive Vice President and Chief Financial Officer, a role he has held since 2010. Mr. Lloyd also served as our Chief Accounting Officer, a position he held from 2005 to 2010. Prior to that, Mr. Lloyd was the Vice President - Finance of GameStop or its predecessor companies from 2000 and was the Controller of GameStop’s predecessor companies from 1996 to 2000. From 1988 to December 1996, Mr. Lloyd held various financial management positions as Controller or Chief Financial Officer, primarily in the telecommunications industry. Prior to 1988, Mr. Lloyd held various positions with the public accounting firm of EY. Mr. Lloyd is a CPA. Mr. Lloyd currently serves on the Board of Directors of the Make-A-Wish Foundation of North Texas, a non-profit organization.
Michael P. Hogan is the Executive Vice President of Strategic Business and Brand Development, a role he has held since August 2012. He joined GameStop in 2008 as Senior Vice President and Chief Marketing Officer, in which capacity he served until August 2012. Previously, Mr. Hogan served as a Principal with Strategic Frameworking, a strategic consulting firm. Mr. Hogan also served as a Senior Vice President of Marketing at Dean Foods Company, a food and beverage company, and as Vice President of International Marketing at Frito-Lay. Mr. Hogan currently serves on the Board of Directors of Arcbest Corp, a publicly traded transportation company, and Feed the Children, a non-profit organization.

2017 Proxy Statement | 18

Michael K. Mauler is the Executive Vice President and President of GameStop International, a role he has held since 2010. Mr. Mauler was formerly the Company’s Senior Vice President of Supply Chain and International Support, a position he held since 2005. Prior to that, Mr. Mauler was the Vice President of Logistics of Electronics Boutique, a computer video games retailer. Mr. Mauler has also held senior management positions for Baxter Healthcare, a health care company, Dade Behring, a company which manufactured testing machinery and supplies for the medical diagnostics industry, and Fisher Scientific, a multinational, biotechnology product development company, where he led operations for 22 countries.
Michael T. Buskey is the Executive Vice President, Human Resources and ThinkGeek Stores, a role he has held since January 2017. Mr. Buskey was formerly the Company's Executive Vice President and President of U.S. Stores. He joined GameStop in 2010 as Senior Vice President of Human Resources. Previously, Mr. Buskey served as Senior Vice President of Human Resources and U.S. Store Operations for Home Depot. Mr. Buskey has more than 30 years of retail leadership experience in human resources and store operations.
Troy W. Crawford is the Senior Vice President and Chief Accounting Officer, a role he has held since June 2010. He joined GameStop in 2006 as Vice President-Controller. From 1993 to 2006, Mr. Crawford held various financial management positions including Controller at CompUSA, a consumer electronics retailer. Prior to 1993 he held various finance and accounting positions with Cinemark USA, Inc., a motion picture exhibition company. Mr. Crawford is a CPA.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
The following table sets forth the number of shares of our common stock (including common stock that may be purchased pursuant to the exercise of options, warrants or otherwise within 60 days of May 5, 2017 ) beneficially owned on May 5, 2017 by each Director, each of the Named Executive Officers, each holder of 5% or more of our common stock and all of our directors and executive officers as a group. Except as otherwise noted, the individual director or executive officer or his or her family members had sole voting and investment power with respect to the identified securities. Except as otherwise noted, the address of each person listed below is GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. The total number of shares of our common stock outstanding as of May 5, 2017 was 101,263,816.

	Shares Beneficially Owned
Name	Number (1)%
FMR LLC	15,281,106	(2)	15.1
245 Summer Street
Boston, MA 02210
The Vanguard Group	8,183,568	(3)	8.1
100 Vanguard Boulevard
Malvern, PA 19355
BlackRock, Inc.	7,833,349	(4)	7.7
55 East 52nd Street
New York, NY 10055
Iridian Asset Management LLC	6,234,619	(5)	6.2
276 Post Road West
Westport, CT 06880
J. Paul Raines	898,223	(6)	*
Robert A. Lloyd	236,439	(7)	*
Daniel A. DeMatteo	380,256	(8)	*
Tony D. Bartel	545,032	(9)	*
Michael P. Hogan	241,298	(10)	*
Jerome L. Davis	44,704	(11)	*
Thomas N. Kelly Jr.	23,748	(11)	*
Shane S. Kim	25,774	(11)	*
Steven R. Koonin	18,494	(11)	*
Stephanie M. Shern	10,925	(11)	*
Gerald R. Szczepanski	34,354	(11)	*
Kathy P. Vrabeck	18,154	(11)	*
Lawrence S. Zilavy	24,414	(11)	*
All Directors and Officers as a group (16 persons)	2,892,740	(12)	2.8

2017 Proxy Statement | 19

________________________________

*	Less than 1.0%.

(1)
Shares of common stock that an individual or group has a right to acquire within 60 days after May 5, 2017 pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of such individual or group, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of any other person or group shown in the table.

(2)
Based on information included in its Amendment No. 7 to Schedule 13G filed with the SEC on February 14, 2017, FMR LLC has the sole power to vote or to direct the vote with respect to 2,515,651 of these shares and sole power to dispose or direct the disposition with respect to 15,281,106 of these shares.

(3)
Based on information included in its Amendment No. 5 to Schedule 13G filed with the SEC on February 13, 2017, The Vanguard Group has the sole power to vote or to direct the vote with respect to 61,265 of these shares, the sole power to dispose or direct the disposition with respect to 8,116,061 of these shares and the shared power to vote or direct to vote with respect to 12,123 of these shares and the shared power to dispose or direct the disposition with respect to 67,507 of these shares.

(4)
Based on information included in its Amendment No. 9 to Schedule 13G filed with the SEC on January 24, 2017, BlackRock, Inc. has the sole power to vote or to direct the vote with respect to 7,394,433 of these shares and sole power to dispose or direct the disposition with respect to 7,833,349 of these shares.

(5)
Based on information included in its Schedule 13G filed with the SEC on February 2, 2017, Iridian Asset Management LLC has the shared power to vote or to direct the vote with respect to 6,234,619 of these shares and the shared power to dispose or direct the disposition with respect to 6,234,619 of these shares.

(6)	Of these shares, 241,740 are issuable upon exercise of stock options (all of which are vested as of May 5, 2017 ) and 355,834 are unvested restricted shares.

(7)	Of these shares, 53,660 are issuable upon exercise of stock options (all of which are vested as of May 5, 2017 ) and 104,926 are unvested restricted shares.

(8)	Of these shares, 138,480 are issuable upon exercise of stock options (all of which are vested as of May 5, 2017 ) and 72,922 are unvested restricted shares.

(9)	Of these shares, 132,900 are issuable upon exercise of stock options (all of which are vested as of May 5, 2017 ) and 170,871 are unvested restricted shares.

(10)	Of these shares, 66,480 are issuable upon exercise of stock options (all of which are vested as of May 5, 2017 ) and 85,504 are unvested restricted shares.

(11)	Of these shares, 5,418 are unvested restricted shares.

(12)
Of these shares, 671,600 are issuable upon exercise of stock options (all of which are vested as of the record date), 1,014,407 are unvested restricted shares and 5,200 shares are held in each of two trusts for the benefit of the children of one of our Executive Officers.

Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee are Gerald R. Szczepanski (Chair), Thomas N. Kelly Jr. and Shane S. Kim, none of whom has ever been an employee of the Company. No member of the Compensation Committee had a relationship requiring disclosure in this Proxy Statement under Items 404 or 407 of SEC Regulation S-K.

2017 Proxy Statement | 20

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
We believe that it is appropriate to solicit the views of our stockholders regarding the compensation of our Named Executive Officers. Accordingly, and in accordance with SEC rules implemented under Section 14A of the Securities Exchange Act of 1934 (the "Exchange Act"), the Company seeks a non-binding advisory vote from our stockholders on the compensation of our Named Executive Officers as described in this Proxy Statement.
As discussed more fully in the “Compensation Discussion and Analysis” in this Proxy Statement, the Compensation Committee believes the Company’s Named Executive Officers should be compensated commensurate with their success in maintaining the growth and high level of performance necessary for the Company to produce ongoing and sustained value for our stockholders. The Company’s executive officer compensation program is based on the following guiding principles:

1.
Total compensation provided by the Company to its Named Executive Officers should be competitive and allow the Company to attract and retain individuals whose skills are critical to the long-term success of the Company.

2.
The compensation offered by the Company should reward and motivate individual and team performance in attaining business objectives and maximizing stockholder value, while avoiding the encouragement of unnecessary or excessive risk-taking.

3.
Compensation awards should be based on the fundamental principle of aligning the long-term interests of GameStop’s employees with those of GameStop’s stockholders. Therefore, a meaningful portion of most management employees’ compensation will be in the form of long-term equity compensation. All of the short-term incentives, in the form of annual cash bonuses, and a large portion of equity compensation for Named Executive Officers, are tied to performance measures, and may include situational bonuses, as appropriate, in recognition of meeting unique, time-sensitive performance challenges that may arise.

4.
The overall value of the incentive and total compensation opportunities are designed to be consistent with the level of the Company’s operational performance over time and the level of returns provided to stockholders.

In response to the advisory vote on the frequency of the advisory vote on executive compensation at our 2011 annual meeting, we provide this advisory vote on executive compensation on an annual basis. This is an advisory vote and is not binding upon the Company, the Compensation Committee or the Board. Therefore, stockholders are not ultimately voting for the approval or disapproval of the Board's recommendation on this proposal. The result of the vote will not impact any compensation that has already been paid or awarded to the executive officers. However, because we value the views of our stockholders, our Compensation Committee, which is responsible for, among other things, designing and administering the Company’s executive compensation program, will review and consider the results of this advisory vote when considering future decisions with respect to executive compensation.
We strongly encourage stockholders to read the “Compensation Discussion and Analysis,” the compensation tables and the accompanying narrative disclosures in this Proxy Statement which discuss in greater detail the compensation of our executive officers, the Company’s compensation philosophy and the factors that the Compensation Committee considered in making compensation decisions.
Accordingly, the Board recommends that stockholders vote FOR the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2017 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and disclosure.”
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE RESOLUTION ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR THE PROPOSAL ABOVE UNLESS A VOTE AGAINST THE PROPOSAL OR AN ABSTENTION IS SPECIFICALLY INDICATED.

2017 Proxy Statement | 21

Compensation Discussion and Analysis

Executive Summary
Introduction
The Compensation Committee believes that our senior executives should be compensated commensurate with their success in maintaining the growth, profitability, cash flow and high level of performance necessary for GameStop to produce ongoing and sustained value for our stockholders. During the past few years, we have transformed from the world’s largest specialty retailer of physical video game products into a family of retail brands selling many of the world’s most popular technologies and pop-culture products. Our vision is to continue to expand our business as a global family of specialty retail brands. Our mission is to continue to be the world’s largest omnichannel retailer of new and pre-owned and value video game products, to continue to grow sales of digital products, to expand the sales of collectible products through our video game stores and www.thinkgeek.com, to increase the number of our pop culture-themed stores and to strategically grow our Technology Brands segment to further diversify our revenue streams. The Compensation Committee will continue to develop and recommend compensation programs to support this mission and our efforts to expand our business as a global family of specialty retail brands.
Specific Named Executive Officers ("NEOs") covered in this Compensation Discussion and Analysis are:

•	J. Paul Raines - Chief Executive Officer

•	Robert A. Lloyd - Executive Vice President and Chief Financial Officer

•	Daniel A. DeMatteo - Executive Chairman

•	Tony D. Bartel - Chief Operating Officer

•	Michael P. Hogan - Executive Vice President of Strategic Business and Brand Development
2016 Performance
Company Operational Performance
In fiscal 2016, we continued to make progress on our strategic initiatives to develop as a global multichannel retailer of one of the largest entertainment categories — video games, both digital and physical, as well as to expand our business in collectibles and other retail concepts, which we refer to as Technology Brands. Although we underperformed in our Video Game Brands segments, we made substantial progress in our non-gaming business. These factors were reflected in our executive compensation outcomes. Under the leadership of our executive management team, we completed the following initiatives in fiscal 2016 in support of our overall strategy:

•	Expanded gross margins nearly 400 basis points to a record of 35.0%;

•	Continued the growth of the Technology Brands business, from revenues of $534 million in fiscal 2015 to $814 million in fiscal 2016;

•	Grew collectibles sales by 60% to $494 million in fiscal 2016 from $310 million in fiscal 2015;

•	Grew our non-physical gaming contribution to 37% of adjusted operating earnings in fiscal 2016 from 25% in fiscal 2015; and

•
Continued the growth of PowerUp Rewards and our other customer loyalty programs, expanding from approximately 46 million members at the end of fiscal 2015 to over 52 million members by the end of fiscal 2016.

Capital Deployment
Additionally, under the effective leadership of our executive management team, we continued to demonstrate disciplined capital allocation, with the following accomplishments:

•
Repurchased 3.0 million shares of common stock at an average price of $24.94 per share for a total of $75.1 million, bringing cumulative share repurchases since the inception of our share repurchase program in January 2010 to 77.2 million shares at an average price of $25.64 per share for a total of $2.0 billion;

•	Paid quarterly dividends of $0.37 per share, or $1.48 annually, in fiscal 2016, which represents an increase of 2.8% annually in comparison to dividends of $1.44 per share paid in fiscal 2015; and

•
Added more than 500 stores to our Technology Brands business in fiscal 2016 with Spring Mobile completing acquisitions of additional AT&T resellers, for total consideration of $440.3 million, net of cash acquired;

In March 2017, we continued to deliver on our commitment to return value and capital to stockholders by announcing an increase in the quarterly dividend by an additional 2.7% in March 2017 to $0.38 per share.

2017 Proxy Statement | 22

Shareholder Return
The following chart illustrates our total shareholder return (after considering the Company's dividend payments) during fiscal 2016 and our cumulative three-year total shareholder return, each in comparison to the total shareholder return for the Standard & Poor's 500 (the "S&P 500") over the same time frames:
2016 Compensation Program Summary
In 2016, the three primary components of our NEOs’ total target compensation were salary, short-term incentive and long-term incentive, as described below:

Program	Description	Purpose
Salary	Fixed cash compensation	Reward for level of responsibility, experience and sustained individual performance.
Short-Term Incentive ("STI")	Cash compensation based on the following performance measures: • 75% based on fiscal 2016 consolidated operating earnings • 25% based on fiscal 2016 Technology Brands operating earnings	Reward for achievement against specific objective financial goals and strategic goals.
Long-Term Incentive ("LTI")	50% of total — time-based restricted stock subject to vesting based on continued service.(1)	Reward for creation of stockholder value and to retain executives for the long-term.
50% of total — performance-based restricted stock based the following measures:
•
50% based on fiscal 2017 consolidated operating earnings
•
50% based on percentage of fiscal 2017 operating earnings from sources other than physical video games
Reward for achievement against specific objective financial goals and creation of stockholder value.
__________________________________________

(1)
Subject to a performance condition of $200 million in consolidated net income for fiscal 2016 to be eligible for tax deductibility under Section 162(m). See “Section 162(m) Compliance” below for further detail.

2017 Proxy Statement | 23

For purposes of determining performance results against a pre-established target, the Compensation Committee may make certain adjustments to reported results prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Compensation Committee provides for certain adjustments when it believes the adjustments provide a performance measure that best represents actual performance results that are within the executives’ sphere of control and accountability. Actual performance results may be adjusted to eliminate the effects of, among other things, asset impairments and restructuring charges, acquisitions, debt retirement expenses, foreign currency changes, buybacks of the Company’s shares, and the impact to income taxes related to the difference in budgeted and actual income tax rates. Throughout this Compensation Discussion & Analysis, we make reference to the use of operating earnings as a performance measure for certain incentives and awards. See Annex I for a reconciliation of our operating earnings to our adjusted operating earnings.
Please refer to the "Other Considerations" section below for a discussion of other indirect elements of our compensation program.
A significant portion of the 2016 compensation program for our NEOs was performance-based, with payouts linked to the attainment of certain defined performance goals, including the Company's operating earnings, net income and Technology Brands operating earnings. The charts below summarize the mix of pay elements for the CEO, and all other NEOs, based on target compensation for fiscal 2016.

(1)
Subject to a performance condition of $200 million in consolidated net income for fiscal 2016 to be eligible for tax deductibility under Section 162(m). See “Section 162(m) Compliance” below for further detail.

Incentive Plan Payouts for Performance Periods Ending Fiscal 2016
Performance awards may vest in a fiscal year other than the year of grant. Performance results for awards with a performance period measured as of the end of fiscal 2016, and the resulting payouts, are summarized in the table below:

Incentive Plan	Year of Grant	Performance Period	Performance Achieved as a % of Target	Payout as a % of Targeted Award Amount
STI	Fiscal 2016	Fiscal 2016	Achieved 88.0% of the targeted fiscal 2016 consolidated operating earnings and 102.5% of the targeted fiscal 2016 Technology Brands operating earnings(1)	74%
LTI (Performance-based restricted stock)	Fiscal 2014	Fiscal 2016	Achieved 81.5% of the targeted return on fiscal 2016 invested capital(2)	0%
LTI (Performance-based restricted stock)	Fiscal 2015	Fiscal 2016	Achieved 86.5% of the targeted fiscal 2016 net income(3)	55%
__________________________________________

(1)
Related to the 2016 STI, with payout tied to percentage of annual salary and percentage attainment of consolidated operating earnings and Technology Brands operating earnings targets set by Compensation Committee. See “Short-Term Incentives” below for further detail. See also Annex I for a reconciliation of our operating earnings to our adjusted operating earnings.

(2)
Related to the 2014 performance-based restricted stock grant subject to a performance target tied to achieving a certain return on invested capital target for fiscal 2016. See Long-Term Incentives section below for further detail.

(3)
Related to the 2015 performance-based net income grant subject to a performance target tied to achieving a certain consolidated net income target for fiscal 2016. See Long-Term Incentives section below for further detail.

2017 Proxy Statement | 24

Compensation Philosophy
Our executive officer compensation program is administered by the Compensation Committee of the Board. The program is based upon the following guiding principles:

•	Total compensation provided to our NEOs should be competitive and allow us to attract and retain individuals whose skills are critical to our long-term success;

•
The compensation we offer should reward and motivate individual and team performance in attaining business objectives and maximizing stockholder value, while avoiding the encouragement of unnecessary or excessive risk-taking;

•
Compensation awards should be based on the fundamental principle of aligning the long-term interests of our employees with those of our stockholders. Therefore, a meaningful portion of most management employees’ compensation will be in the form of long-term equity compensation. All of the short-term incentives, in the form of annual cash bonuses, and a significant portion of equity compensation for NEOs are tied to performance measures. Compensation may include situational bonuses, as appropriate, in recognition of meeting unique, time-sensitive performance challenges that may arise; and

•
The overall value of the incentive and total compensation opportunities will be designed to be consistent with the level of our operational performance over time and the level of returns provided to stockholders.

The compensation program is designed to reward the executive officers for the dedication of their time, efforts, skills and business experience to our operations. The Compensation Committee targets approximately 50% to 60% of each NEO's total compensation be tied to performance measures and such compensation is therefore at risk. The compensation program is also designed to reward both annual and long-term performance. Annual performance is rewarded through salary and short-term incentives and is measured by our operating earnings and growth, among other factors. Long-term performance is rewarded through performance-based and time-based restricted stock, with approximately 50% of the total long-term incentive compensation mix tied to the achievement of performance measures.
The Compensation Committee oversees risks associated with compensation policies and the retention and development of executive talent, including the development of policies that do not encourage excessive risk-taking by our executives. These policies include various factors to help mitigate risk, including fixed compensation components and variable components that include mitigating factors such as a consistent structure across all business units, generally involving consolidated income components; targeted award amounts that are not significant as a percentage of revenue; and vesting periods, equity ownership policies, and claw-back provisions. The Compensation Committee and management also regularly review our compensation policies to determine effectiveness and to assess the risk they present to the Company. Based on this review, we have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Response to Advisory Vote on Executive Compensation
A substantial majority of our stockholders (93% of votes cast) approved the fiscal 2015 compensation for our NEOs at the 2016 annual meeting of stockholders. We interpreted these results, coupled with discussions that we have had from time to time with investors regarding compensation, as a validation of our executive compensation program. As a result, we have retained our general approach to executive compensation as described more fully in the "Key Elements of Compensation" section below. Nonetheless, the Compensation Committee continues to work with its independent consultant to consider alternatives and intends to make changes to the program where it determines it appropriate.

Compensation Determination Process
The Compensation Committee of the Board has the responsibility to develop compensation levels for the NEOs. In determining annual compensation levels for executive officers, the Compensation Committee, along with executive management, bases its decision on the individual’s performance and potential to improve stockholder value, the financial performance of the Company over the preceding fiscal year, projections for the Company's upcoming fiscal year, historical compensation for each NEO, the amount of shares available to be granted under our 2011 Incentive Plan and the results of reviews, surveys or other information from our compensation consultants.
The Compensation Committee considers the recommendations of the Executive Chairman and the Chief Executive Officer in determining compensation for the executive officers and employees other than the Executive Chairman and the Chief Executive Officer.
The Compensation Committee has the authority under its charter to retain a compensation consultant to assist in the evaluation of executive compensation, whose research and viewpoints provide one of several data points used by the Compensation Committee in developing specific recommendations to the Board. The Compensation Committee believes that such a consultant can play an essential role in the process of providing an impartial evaluation of compensation programs and practices, developing effective recommendations to the Board and evaluating the Company’s pay practices.

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The Compensation Committee retains ClearBridge Compensation Group (“ClearBridge”) to advise on matters related to non-employee director and executive compensation. ClearBridge reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee reviewed the independence of ClearBridge under SEC rules and NYSE listing standards regarding compensation consultants and has concluded that ClearBridge’s work for the Compensation Committee is independent and does not raise any conflicts of interest.
ClearBridge gathers benchmark data from our peer group, which the Compensation Committee considers among other factors (e.g., individual performance and potential, job responsibilities, historical compensation levels, etc.) in assessing and determining total compensation opportunities for the NEOs. Our selected peer group is generally comprised of specialty retailers which are approximately 0.5x to 2x the Company's revenue and 0.2x to 5x the Company's market capitalization. The specific companies included in our fiscal 2016 peer group are listed below:

Abercrombie & Fitch	Bed Bath & Beyond	Kohl's	O'Reilly Automotive
Advance Auto Parts	Dick's Sporting Goods	L Brands	Ross Stores
AutoZone	Foot Locker	Nordstrom	Tiffany & Co.
Barnes & Noble	Gap	Office Depot	Williams-Sonoma
In general, not later than 90 days after the start of each fiscal year of the Company (and before 25% of the relevant performance period has elapsed), the Compensation Committee establishes in writing a performance target ("Target") for the annual short-term cash incentives and long-term performance-based restricted stock incentives. Targets are typically based on budgeted financials. Because the Target is established in the first 90 days of the fiscal year, the attainment of the Target is substantially uncertain at the time the Target is established.

Key Elements of Compensation
The Company maintains employment agreements with each of the NEOs to cover the key elements of the Company’s executive compensation package, which consist of base salary and short-term and long-term incentive awards, and cover severance and termination benefits. These employment agreements and the Company’s policies with respect to each of the key elements of its executive compensation package are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee also considers and reviews the full compensation package afforded by the Company to its executive officers, including insurance and other benefits. See below for details on the Company's 2016 compensation program.
Base Salaries
In determining the base salaries of the NEOs for fiscal 2016, the Compensation Committee considered, among other things, the Company's growth and continued expansion of our mobile, collectible and digital businesses in fiscal 2015, projections for fiscal 2016, the responsibilities of each NEO, the individual's experience, the results of the benchmarking against the peer group, and the recommendations received from ClearBridge following its research. The base salary is intended to be competitive with base salaries paid to executive officers with comparable qualifications, experience and responsibilities at other companies of comparable size, growth and operations.
In February 2016, the Board set salaries for fiscal 2016 for the NEOs as follows:

Named Executive Officer	Base Salary
J. Paul Raines	$1,288,000
Robert A. Lloyd	709,000
Daniel A. DeMatteo	550,000
Tony D. Bartel	927,000
Michael P. Hogan	620,000
Mr. DeMatteo's base salary remained unchanged from fiscal 2015, Mr. Hogan received a salary increase of 15% over his fiscal 2015 base salary. Other NEOs received base salary increases of 3% from fiscal 2015.

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Short-Term Incentives
In addition to a base salary, each NEO is eligible for a performance-based annual cash STI. The purpose of the STI is to motivate management to drive performance in the short-term.
STI payouts were determined based on the achievement of consolidated operating earnings and Technology Brands operating earnings. These metrics aligned with the Company’s business strategy of driving earnings and focusing on expanding the Technology Brands retail concept. The STI was also subject to a net earnings performance condition for purposes of achieving tax deductibility under Section 162(m).
Performance Measures
The final STI payouts for the NEOs were ultimately based 75% on consolidated operating earnings and 25% on Technology Brands operating earnings. Payouts associated with each of the two performance measures were based on the following scale. Straight-line interpolation is applied between levels shown.

If the Performance Period Results are:	Then the Percentage of the Target Award Earned for Each Measure is:
125% or more of Target	125%
110%	110%
100% (Target)	100% (Target)
90%	75%
85%	50%
Less than 85% of Target	None
For each NEO, a target STI in an amount equal to a percentage of their base salary is pre-determined by the Compensation Committee, with input from the Executive Chairman and Chief Executive Officer (other than for themselves), for each fiscal year.
Targets for Each Named Executive Officer
Target STI opportunities for fiscal 2016 for our NEOs were as follows (which remain unchanged from fiscal 2015 for all NEOs):

Named Executive Officer	Percentage of Base Salary
J. Paul Raines	200%
Robert A. Lloyd	100%
Daniel A. DeMatteo	150%
Tony D. Bartel	125%
Michael P. Hogan	100%
Payouts
In determining the final STI payout for fiscal 2016, the Compensation Committee assessed consolidated operating earnings and Technology Brands operating earnings, as shown below.

Performance Measure	Target	Actual	Performance Achieved as a % of Target	STI Earned	Weighting Percentage of Overall STI	Payout as a % of Target
Consolidated operating earnings (fiscal 2016)	$705 million	$621 million	88.0%	65.0%	75.0%	49%
Technology brands operating earnings (fiscal 2016)	$88 million(1)	$90 million	102.5%	102.0%(1)	25.0%	25%
Total payout						74%

(1)
When determining the final STI payouts, the Compensation Committee used discretion to increase the initial Target of $50 million established for Technology Brands operating earnings in contemplation of the acquisitions made during fiscal 2016. This reduced the associated payout to each of the NEOs from an earned percentage of 125% under the initial Technology Brands operating earnings Target to 102% under the revised Target.

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The following STI payouts were made for fiscal 2016 to our NEOs:

Named Executive Officer	STI Payout
J. Paul Raines	$1,906,240
Robert A. Lloyd	524,660
Daniel A. DeMatteo	610,500
Tony D. Bartel	857,475
Michael P. Hogan	458,800
Long-Term Incentive Awards
Form of Fiscal 2016 Long-Term Incentive Awards
The Compensation Committee met on February 22, 2016 and, upon ratification by the Board on February 23, 2016, awarded a combination of time-based restricted stock and performance-based restricted stock for fiscal 2016 to be granted to the NEOs as of February 26, 2016 (collectively, the “2016 LTI Awards”). Time-based restricted stock and performance-based restricted stock were granted to align the interests of the NEOs with the interests of the Company's stockholders, offer NEOs an incentive for the achievement of superior performance over time and foster the retention of key management personnel. To determine the amount of equity awards to grant to each NEO, the Compensation Committee considered, among other things, the Company’s overall performance, projections for the Company's upcoming fiscal years, each NEO’s individual contributions to the Company’s overall performance, including individual contributions toward achievement of strategic objectives, and comparisons of long-term incentives and total compensation of similar positions within the Company’s peer group.
The target grant date fair value of the 2016 LTI Awards was determined effective as of February 22, 2016, with the number of shares determined effective as of the grant date of February 26, 2016. The target grant date fair value for each of Messrs. Raines, Lloyd, Bartel, and Hogan represents 90% of the targeted value of the 2015 LTI Awards in recognition of the Company's efforts to reduce Selling, General and Administrative costs. The target value for Mr. DeMatteo's 2016 LTI Award was set at $1,200,000, approximately 50% of the targeted value of his 2015 LTI Award, reflecting his continually evolving role as Executive Chairman. Each LTI award was comprised of 50% time-based restricted stock and 50% performance-based restricted stock, which balances the retentive and performance-based nature of the total LTI award.
Time-based restricted stock awards are subject to a three-year ratable vesting schedule and achieving consolidated net income of $200 million for fiscal 2016 to achieve tax deductibility under Section 162(m). This performance condition was met for fiscal 2016.
Performance-based restricted stock awards are subject to performance against pre-determined fiscal 2017 operating earnings targets, to be measured subsequent to the completion of the audited consolidated financial statements for fiscal 2017. Operating earnings was selected as a measure to focus on the long-term profitability of the Company. Additionally, given the Company is focused on diversifying its business, a second-year performance period was selected recognizing the difficulty in setting goals for a longer time period. Awards are subject to one additional year of time-based vesting following the end of the performance period to provide for additional retention of NEOs. Each NEO is entitled to receive the performance-based restricted stock according to the performance achievement scale shown below. Straight-line interpolation is applied between levels shown.

If the Performance Period Results are:	Then the Percentage of the Target Award Received is:
125% or more of Target	200%
110%	125%
100% (Target)	100% (Target)
90%	75%
85%	50%
Less than 85% of Target	None

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The Compensation Committee awarded the NEOs restricted stock in fiscal 2016 as follows:

Named Executive Officer	Time-Based Restricted Stock Grant (1)	Performance- Based Restricted Stock Grant (2)	Total Shares of Restricted Stock Awarded	Total Targeted Award Value (3)(4)
J. Paul Raines	73,680	73,680	147,360	$4,500,000
Robert A. Lloyd	24,780	24,780	49,560	1,512,000
Daniel A. DeMatteo	19,650	19,650	39,300	1,200,000
Tony D. Bartel	35,370	35,370	70,740	2,160,000
Michael P. Hogan	17,700	17,700	35,400	1,080,000
__________________________________________

(1)
Time-based restricted stock, subject to a performance condition intended to achieve tax deductibility under Section 162(m) of the Code. The award vests in equal installments on February 26th of each of the years 2017 through 2019, subject to continued service to the Company and the achievement of a certain level of consolidated net income in fiscal 2016.

(2)
Performance-based restricted stock subject to fiscal 2017 operating earnings. Determination of earned awards is subject to the completion of the audited consolidated financial statements for fiscal 2017. The earned shares will vest subject to continued service with the Company through February 26, 2019.

(3)	The fair value of stock-denominated awards is based on the closing price of our common stock of $30.54 per share on the grant date of February 26, 2016.

(4)
In addition, in fiscal 2016, the Compensation Committee recommended and the Board approved an adjustment to the 2012 performance-based restricted stock grant that was based on the Company's return on invested capital for fiscal 2014 after it was determined that each recipient was entitled to 5% more of the grant. The adjustment resulted in an additional distribution of 2,130 shares to Mr. Raines, 900 shares to Mr. Lloyd, 1,335 shares to Mr. DeMatteo and 1,275 shares to Mr. Bartel. Mr. Hogan did not receive the 2012 performance grant.

Achievement of Fiscal 2015 Long-Term Incentive Awards
A portion of the fiscal 2015 restricted stock awards were subject to performance against a pre-determined fiscal 2016 consolidated net income Target. These awards are subject to one additional year of time-based vesting following the end of the performance period to provide for additional retention of NEOs. Each NEO is entitled to receive the performance-based restricted stock according to the performance achievement scale shown below. Straight-line interpolation is applied between levels shown.

If the Performance Period Results are:	Then the Percentage of the Target Award Received is:
115% or more of Target	150%
110%	125%
100% (Target)	100% (Target)
90%	75%
85%	50%
Less than 85% of Target	None
In determining the final payout, the Compensation Committee measured the Company's performance, as shown below.

Performance Measure	Target	Performance Achieved	Performance-Based Restricted Stock Earned
Fiscal 2016 consolidated net income	$420 million	86.5%	55%
Based on the actual results, the number of earned performance-based restricted stock by NEO is as follows:

Named Executive Officer	Number of Earned Performance-Based Restricted Stock Payout
J. Paul Raines	34,254
Robert A. Lloyd	11,517
Daniel A. DeMatteo	17,127
Tony D. Bartel	16,451
Michael P. Hogan	8,234

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Achievement of Fiscal 2014 Long-Term Incentive Awards
A portion of the fiscal 2014 restricted stock awards was subject to performance against a pre-determined fiscal 2016 return on invested capital ("ROIC") Target. At the end of the performance period, the fiscal 2016 ROIC did not meet the minimum threshold of 14.45%, which was required for payout. As a result, none of the 2014 performance-based restricted stock awards were earned by the NEOs.
In determining the final payout, the Compensation Committee assessed ROIC, as shown below.

Performance Measure	Target	Actual	Performance Achieved as a % of Target	Performance-Based Restricted Stock Earned
Fiscal 2016 ROIC	17.0%	13.9%	81.5%	0%
Section 162(m) Compliance
In order to structure the STI as potentially deductible amounts under Section 162(m), the STI plan was subject to a performance condition of $200 million consolidated net income in fiscal 2016. This performance condition was met in fiscal 2016 and determined the maximum bonus pool from which the NEO’s STI payouts could be paid. The maximum bonus pool was established at 150% of the Target payout opportunities for all NEOs indicated above. In awarding the final STI payouts to each NEO, the Compensation Committee exercised its discretion to reduce the maximum amount available for each NEO under the pool. The basis for this exercise of negative discretion by the Compensation Committee was the Company’s performance against the operating earnings Targets as described in the "Short-Term Incentives" section above.
In order to structure the time-based restricted stock as potentially deductible amounts under Section 162(m), the LTI plan was subject to a performance condition of $200 million consolidated net income in fiscal 2016. As mentioned above, this performance condition was met in fiscal 2016.
2017 Compensation Program Summary
Provided below is a summary of key compensation decisions made in fiscal 2017.
Fiscal 2017 Salaries and STI Opportunities
In setting the base salaries of these executive officers for fiscal 2017, the Compensation Committee considered, among other things, the Company’s financial performance and achievements in our diversification strategy during fiscal 2016, projections for fiscal 2017 and the responsibilities of each NEO, the results of the benchmarking against the peer group, and the recommendations received from ClearBridge following its research.
For fiscal 2017, the Compensation Committee made no changes to the base salary of Messrs. Raines, Lloyd, Bartel and Hogan. Due to the ongoing evolution of Mr. DeMatteo's role as Executive Chairman, Mr. DeMatteo's base salary was reduced by $250,000.
For fiscal 2017, the Compensation Committee recommended, and the Board approved, no change to the Target STI opportunity (as a percentage of base salary) for any NEO.
Salaries and Target STI payouts for fiscal 2017 for our NEOs are as follows:

Named Executive Officer	Base Salary	Target STI Percentage of Base Salary
J. Paul Raines	$1,288,000	200%
Robert A. Lloyd	709,000	100%
Daniel A. DeMatteo	300,000	150%
Tony D. Bartel	927,000	125%
Michael P. Hogan	620,000	100%
2017 Long-Term Incentive Grants
The Compensation Committee met on February 27, 2017 and, upon ratification by the Board on February 28, 2017, approved a combination of time-based and performance-based restricted stock for fiscal 2017 to be granted as of March 3, 2017 (collectively, the “2017 LTI Awards”). The target grant date fair value of the 2017 LTI Awards was determined effective as of February 27, 2017, with the number of shares determined effective as of the grant date of March 3, 2017. The target grant date fair value for each of Messrs. Raines, Lloyd, Bartel and Hogan represents 100% of the targeted value of the 2016 LTI Awards. The target grant date fair value for Mr. DeMatteo's 2017 LTI Award was set at $750,000, reflecting his continually evolving role as Executive Chairman. The LTI award is comprised of 50% time-based restricted stock and 50% performance-based restricted stock, which balances the retentive and performance-based nature of the total LTI award.

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Time-based restricted stock awards are subject to a three-year ratable vesting schedule and a performance condition based on consolidated net income in fiscal 2017 intended to achieve tax deductibility under Section 162(m). Performance-based restricted stock awards are subject to vesting both on the basis of continued service to the Company and the achievement of a certain consolidated operating earnings Target and a certain operating earnings Target for the amount of operating earnings coming from sources other than physical gaming for the fiscal year ended February 2, 2019 ("fiscal 2018"), with such Targets to be measured following the completion of fiscal 2018. Performance-based restricted stock awards are subject to one additional year of time-based vesting following the end of the performance period. The Compensation Committee awarded the NEOs restricted stock as follows:

Named Executive Officer	Time-Based Restricted Stock Grant (1)	Performance-Based Restricted Stock Grant (2)	Total Shares of Restricted Stock Awarded	Total Targeted Award Value (3)
J. Paul Raines	89,010	89,010	178,020	$4,500,000
Robert A. Lloyd	29,910	29,910	59,820	1,512,000
Daniel A. DeMatteo	14,850	14,850	29,700	750,000
Tony D. Bartel	42,750	42,750	85,500	2,160,000
Michael P. Hogan	21,390	21,390	42,780	1,080,000
 ____________________________

(1)
Time-based restricted stock, subject to a performance condition intended to achieve tax deductibility under Section 162(m) of the Code. The award vests in equal installments on March 3rd of each of the years 2018 through 2020, subject to continued service to the Company and the achievement of a certain level of consolidated net income in fiscal 2017.

(2)
Performance-based restricted stock subject to fiscal 2018 operating earnings Targets measured at the end of fiscal 2018. Determination of earned awards is subject to the completion of the audited consolidated financial statements for fiscal 2018. The earned shares will vest subject to continued service with the Company through March 3, 2020.

(3)	The fair value of stock-denominated awards is based on the closing price of our common stock of $25.28 per share on the grant date of March 3, 2017.

Employment Agreements and Severance/Change in Control Benefits
The Company entered into new employment agreements with J. Paul Raines, Robert A. Lloyd, Daniel A. DeMatteo, Tony D. Bartel and Michael P. Hogan effective May 10, 2013, and on November 13, 2013, the Company further amended and restated its employment agreement with Mr. Raines (collectively, as amended, the "Employment Agreements"). The Employment Agreements replaced all prior employment agreements that we had previously entered into with such executive officers. In addition to certain changes with respect to the triggers for and the payment of severance, as described below, the Employment Agreements also differ from the prior agreements with these executives in that (A) the term of each of the Employment Agreements is "at will" and may be terminated by the Company or the executive at any time and (B) each executive is restricted from competing with GameStop for two years after termination of employment regardless of the reason for the termination.
Under the terms of the Employment Agreements, each executive shall be entitled to all benefits afforded to management personnel or as determined by the Board, including, but not limited to, insurance programs, vacation, sick leave and 401(k) benefits.
Pursuant to the Employment Agreements, each executive’s employment may terminate upon death or disability, by GameStop with or without cause (as defined) or by the executive within twelve months of a good reason event. If an executive’s employment is terminated due to death or disability, or by the Company with cause or by the executive without good reason, the executive is entitled to payment of base salary through the date of death, disability or termination of employment.
Cause includes any of the following: (i) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or dishonesty; (ii) willful misconduct, whether or not in the course of service, that results (or that, if publicized, would be reasonably likely to result) in material and demonstrable damage to the business or reputation of the Company; (iii) material breach by the executive of any agreement with, policy of or duty owed to the Company or any of its subsidiaries; or (iv) willful refusal by the executive to perform his duties to the Company or the lawful direction of his or her supervisor that is not the result of a disability. If a cause event set forth in subsection (iii) or (iv) occurs, the executive will have a 30-day period in which to cure the event if the Board determines that such event is capable of cure.
Good reason includes the following: (i) a material diminution in the executive’s base salary or the executive’s target annual bonus opportunity; (ii) a material diminution in the executive’s authority, duties, or responsibilities; (iii) the Company relocates the executive’s principal worksite outside of the Dallas/Ft. Worth metropolitan area; or (iv) in the event of a sale of substantially all the business and assets of the Company, a failure of the Company to assign, or a refusal of the principal purchaser of assets to assume, the Company’s then continuing obligations under the Employment Agreements. The Company generally has a 30-day period after notification by the executive to cure any good reason event.

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Upon an executive’s termination of employment without cause or by the executive with good reason, the executive, subject to an effective release, would receive an amount equal to two times (A) the executive’s base salary plus (B) the executive’s target bonus. Such amount would be paid in a lump sum. If such termination occurred within 18 months following a change in control (as defined in the Employment Agreements) the “two” would be replaced by two and one-half (three in the case of the Chief Executive Officer and the Executive Chairman). The executive would also receive continuation of medical benefits for up to 18 months. Additionally, any time-based equity grants made to the executive would become fully vested. Any performance-based equity grants made to the executive will remain outstanding and will vest, if at all, based on actual performance through the end of the applicable performance period.
If the executive’s employment with the Company is terminated due to death or disability, then the same treatment with respect to equity would apply; provided that if the executive’s employment terminates due to death, all performance-based equity grants will vest and be paid at the target level. Any options held by the executive will generally remain outstanding until the earlier of the original stated expiration date of the option, one year from the date of termination or any accelerated expiration date of the options provided under the 2011 Incentive Plan, as amended, including upon a change of control.
The triggering events which would result in the payment of the severance amounts described above were selected because they provide employees with a guaranteed level of financial protection upon loss of employment and are considered competitive with severance provisions being offered currently in the market. The estimated payments upon a hypothetical termination for each of the NEOs as of the end of fiscal 2016 are detailed in "Potential Payments upon Termination or Change in Control" below.

Other Considerations
Stock Ownership
The Company has adopted a stock ownership policy which requires its NEOs and non-employee directors to be stockholders in the Company. The Compensation Committee believes that ownership of stock of the Company that is material to the income of the individuals involved is sufficient to provide the required incentive to such officers and non-employee directors and align their interests with the interests of the Company’s stockholders. For a description of the stock ownership policy, see “Equity Ownership Policy” above.
Claw-back of Awards
The Company has adopted a formal claw-back policy to recover past compensation awards from executive officers in the event of fraud or a restatement. For a description of the claw-back policy, see “Corporate Governance—Claw-back Policy” above. The Company has not historically had any restatements or adjustments of this nature.
Anti-Hedging
The Company has adopted a formal anti-hedging policy prohibiting its employees and non-employee directors from entering into any form of hedging strategies or transactions using short sales, puts, calls or other types of financial instruments to protect against a loss in value of common stock. For a description of the anti-hedging policy, see “Corporate Governance—Anti-Hedging Policy” above.
Retirement Policy
In February 2015, the retirement policy (the “Retirement Policy”), recommended by the Compensation Committee and approved by the Board in March 2014, became effective with respect to individuals, including any NEO who meets the criteria described below, providing for vesting of certain awards granted under the 2011 Incentive Plan upon such employee’s retirement. Pursuant to the Retirement Policy, employees who attain a minimum age of 55 and a minimum period of service with the Company and its affiliates of 10 years and whose age plus service equals or exceeds 70, will, upon termination (other than a for cause termination) (an “Eligible Retirement”), become vested with respect to certain unvested awards granted under the 2011 Incentive Plan. Messrs. DeMatteo and Lloyd are currently eligible to retire and receive the vesting provided by the Retirement Policy. Additional details regarding the Retirement Policy are included in the "Employment Agreements and Potential Payments Upon Termination or Change in Control" section below.
Retirement Benefits
Each of the Company’s executive officers is entitled to participate in the Company’s defined contribution 401(k) plan on the same basis as all other eligible employees. The Company matches the contributions of participants, subject to certain criteria. Under the terms of the 401(k) plan, as prescribed by the Internal Revenue Service (“IRS”), the contribution of any participating employee is limited to a maximum percentage of annual pay or a maximum dollar amount ($18,000 for 2016). Our executive officers are subject to these limitations and therefore the Company does not consider its retirement benefits to be a material portion of the compensation program for our executive officers.

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Dividends
Under the terms of the 2011 Incentive Plan and related award agreements, dividends on unvested shares are accrued and will only be paid upon vesting of the underlying shares. Accordingly, our NEOs received dividends on certain of their unvested restricted shares of stock once the underlying shares vested in fiscal 2016. If above-target performance results in a NEO earning an above-target number of shares from performance-based awards, the NEO will also receive a dividend equivalent credit equal to the dividends that would have been paid on the additional earned shares had those shares been issued on the original grant date of the performance-based award. Those dividend equivalent credits will be paid only if and when the underlying shares vest (generally, upon satisfaction of time-based service criteria following the end of the applicable performance period).
Benefits and Perquisites
The Company maintains traditional health and welfare benefit plans and a qualified 401(k) plan, which are generally offered to all employees (subject to basic plan eligibility requirements) and are consistent with the types of benefits offered by other similar corporations. In addition to these traditional benefits, the Company offered in fiscal 2016 certain executive level perquisites to key executives, including all NEOs, which are designed to be competitive with the compensation practices of similar corporations, including life insurance and disability insurance commensurate with executive salaries, third party financial planning services and annual physical examinations. Messrs. Raines, Bartel, Lloyd and Hogan utilized the third party financial planning services in fiscal 2016.
In addition, Messrs. Raines, Lloyd, DeMatteo, Bartel and Hogan are eligible to use the Company plane for personal use. Mr. Raines and Mr. DeMatteo used the plane for personal use in each of the fiscal years 2016, 2015 and 2014. Mr. Lloyd used the plane for personal use in fiscal 2016 and fiscal 2015, but did not use the plane for personal use in fiscal 2014. Mr. Bartel and Mr. Hogan did not use the plane for personal use during fiscal 2016, fiscal 2015 or fiscal 2014.
The amounts disclosed in the “All Other Compensation” column of the Summary Compensation Table for the personal use of the Company plane represent actual incremental costs to operate the plane. The aggregate incremental cost is calculated based on the portion of the total variable operating costs for the fiscal year that was incurred as a result of personal use of the aircraft. These variable operating costs were provided by the third party retained to pilot and maintain the Company plane and include the following:

•	fuel;

•	crew expenses;

•	ground services;

•	aircraft telecommunication;

•	catering & aircraft supplies;

•	aircraft parts & supplies;

•	maintenance labor & expenses;

•	aircraft cleaning;

•	international fees; and

•	navigation and weather services.
The variable operating costs are divided by the total nautical miles flown by the Company plane during the year to arrive at a variable cost per nautical mile. This cost per nautical mile is then multiplied by the number of nautical miles incurred for personal use to arrive at the aggregate incremental cost attributable to the NEO. Additionally, while it happens rarely, if an aircraft flies empty before picking up or after dropping off a passenger flying for personal reasons, this "deadhead" segment would be included in the calculation of aggregate incremental cost.
Our NEOs are fully responsible for the personal income tax liability associated with their perquisites, including the use of the Company plane for personal reasons. The Company does not provide a tax gross-up with respect to such imputed income. None of the NEOs receives any other compensation or benefits which would be defined as perquisites.

Tax and Accounting Implications
Impact of Section 162(m) of the Internal Revenue Code
The Compensation Committee has considered the potential impact of Section 162(m) of the Code, adopted under the Revenue Reconciliation Act of 1993. This section disallows a tax deduction for any publicly held corporation, for individual compensation exceeding $1,000,000 in any taxable year paid to its chief executive officer or any of its three other most highly-compensated officers (other than the chief financial officer) unless (i) the compensation is payable solely on account of the attainment of performance goals, (ii) the performance goals are determined by a committee of two or more outside directors, (iii) the material terms under which compensation is to be paid are disclosed to and approved by stockholders and (iv) the determining committee certifies that the performance goals were met. Because it is generally desirable for the Company to qualify to the extent possible the compensation of its executives for deductibility under applicable tax laws, the Company obtained stockholder approval for the 2011 Incentive Plan, which permits for the payment of compensation in

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compliance with the above guidelines. The most recent stockholder approval of the 2011 Incentive Plan for this purpose occurred at the 2013 annual meeting of stockholders.
However, the Compensation Committee retains the ability to exercise discretion and to retain flexibility in the payment of compensation that may outweigh the advantages of qualifying all compensation as exempt from the limit of Section 162(m) of the Code.
Accounting for Stock-Based Compensation
The Company records share-based compensation expense in earnings based on the grant-date fair value of options or restricted stock granted in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation–Stock Compensation (“ASC 718”).

Summary Compensation Table
The following table (the “Summary Compensation Table”) sets forth the compensation earned during the fiscal years indicated by our PEO, our PFO and our three other most highly compensated executive officers.

Name and Principal Position	Year (1)	Salary (2)	Stock Awards (3)(7)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
J. Paul Raines	2016	$1,285,077	$4,500,374	$—	$1,906,240	$125,813	$7,817,504
Chief Executive Officer	2015	1,246,923	5,002,330	—	2,650,000	240,644	9,139,897
	2014	1,201,346	3,751,078	1,250,236	2,057,000	344,916	8,604,576
Robert A. Lloyd	2016	707,385	1,513,562	—	524,660	70,541	2,816,148
Executive Vice President and Chief Financial Officer	2015	685,462	1,681,901	—	729,280	59,583	3,156,226
	2014	653,904	1,261,915	420,085	556,750	121,046	3,013,700
Daniel A. DeMatteo	2016	550,000	1,200,222	—	610,500	75,634	2,436,356
Executive Chairman	2015	556,731	2,501,165	—	874,500	72,244	4,004,640
	2014	821,865	1,875,539	625,304	1,147,500	184,802	4,655,010
Tony D. Bartel	2016	924,923	2,160,400	—	857,475	52,029	3,994,827
Chief Operating Officer	2015	896,538	2,402,371	—	1,192,500	45,463	4,536,872
	2014	853,558	1,802,736	600,069	726,750	143,820	4,126,933
Michael P. Hogan(6)	2016	613,923	1,081,116	—	458,800	62,539	2,216,378
Executive Vice President, Strategic Business and Brand Development

 ____________________________

(1)	Reflects fiscal 2016, 2015 and 2014.

(2)	Reflects salary paid for fiscal 2016, 2015 and 2014, all of which consisted of 52 weeks.

(3)
Reflects the grant date fair value for the designated fiscal years for the restricted stock awards in accordance with ASC 718 based on the common stock price (or in the case of the stock options, the estimated Black-Scholes fair value) on the date of grant. The assumptions we used to calculate the grant date fair values of the option awards and stock awards are incorporated herein by reference to Note 12 to the consolidated financial statements included in our Annual Report on Form 10-K, filed March 27, 2017. A portion of the restricted shares granted will vest in equal annual increments over a three-year period after the grant date, subject to continued service to the Company. The remaining restricted shares granted are subject to certain performance measures and will vest, if at all, based on the achievement of such measures at the end of each respective performance period, subject to confirmation by the Compensation Committee and continued service to the Company. For fiscal 2016, 50% of the stock awards include performance-based restricted shares. If these performance-based awards are earned at the maximum of 200% of the target award, then the grant date value of the fiscal 2016 performance-based awards would be as follows: Mr. Raines - $4,500,374; Mr. LLoyd - $1,513,562; Mr. DeMatteo - $1,200,222; Mr. Bartel - $2,160,400 and Mr. Hogan - $1,081,116.

(4)
For fiscal 2016, reflects incentive-based bonuses earned in fiscal 2016 but paid in March 2017. For fiscal 2015, reflects incentive-based bonuses earned in fiscal 2015 but paid in April 2016. For fiscal 2014, reflects incentive-based bonuses earned in fiscal 2014 but paid in April 2015.

(5)
The amounts reported in the "All Other Compensation" column represent the sum of (a) the aggregate incremental cost to the Company of all perquisites and other personal benefits, including the personal use of the Company plane, premiums on life insurance and long-term disability insurance, third party financial planning services and annual physical examinations and (b) the amounts contributed by the Company to our 401(k) retirement savings plan. See details of these amounts in the "All Other Compensation" table below.

(6)	Michael P. Hogan became one of the three other most highly compensated executive officers in fiscal 2016. As such, compensation for fiscal years 2015 and 2014 are not listed.

(7)
Fiscal 2016 stock awards exclude the Board approved adjustment to the 2012 performance grant that was based on the Company's return on invested capital for fiscal 2014 after it was determined that each recipient was entitled to 5% more of the grant. The adjustment resulted in an additional distribution of 2,130 shares to Mr. Raines, 900 shares to Mr. Lloyd, 1,335 shares to Mr. DeMatteo, and 1,275 shares to Mr. Bartel.

2017 Proxy Statement | 34

All Other Compensation
The following table provides information regarding the amounts reported in the "All Other Compensation" column of the Summary Compensation Table above for fiscal 2016:

Name	Personal Use of Company Aircraft & Ground Transportation (1)	401(k) Matching Contributions	Life Insurance	Long-term Disability	Financial Services	Total ($)
J. Paul Raines	$79,584	$5,886	$9,972	$16,116	$14,255	$125,813
Robert A. Lloyd	14,052	10,921	8,579	22,734	14,255	70,541
Daniel A. DeMatteo	4,540	11,023	—	60,071	—	75,634
Tony D. Bartel	—	10,683	10,975	16,116	14,255	52,029
Michael P. Hogan	—	10,813	8,957	28,514	14,255	62,539
 ____________________________

(1)
Personal use of Company aircraft is valued based on the aggregate incremental costs to the Company to operate the aircraft. As described more fully in the "Other Considerations" section above, the aggregate incremental cost is calculated based on the portion of the total variable operating costs for the fiscal year that was incurred as a result of personal use of the aircraft. The use of the Company airplane by Mr. Raines was as a result of Mr. Raines' medical condition and is the Compensation Committee's preferred means of travel for Mr. Raines. Our NEOs are fully responsible for the personal income tax liability associated with their perquisites. The Company does not provide a tax gross-up with respect to such imputed income.

Grants of Plan-Based Awards in Fiscal 2016
The following table shows all grants of plan-based awards, which consisted of grants of time-based and performance-based restricted shares of our common stock and grants of annual performance-based bonuses under the 2011 Incentive Plan, as amended, granted to the NEOs for fiscal 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)(6)	Grant Date Fair Value of Stock Awards ($)(5)(6)
Name	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)	Maximum (#)
J. Paul Raines	2/26/2016	$1,288,000	$2,576,000	$3,220,000
	2/26/2016				36,840	73,680	147,360		$2,250,187
	2/26/2016							73,680	2,250,187
Robert A. Lloyd	2/26/2016	354,500	709,000	886,250
	2/26/2016				12,390	24,780	49,560		756,781
	2/26/2016							24,780	756,781
Daniel A. DeMatteo	2/26/2016	412,500	825,000	1,031,250
	2/26/2016				9,825	19,650	39,300		600,111
	2/26/2016							19,650	600,111
Tony D. Bartel	2/26/2016	579,375	1,158,750	1,448,438
	2/26/2016				17,685	35,370	70,740		1,080,200
	2/26/2016							35,370	1,080,200
Michael P. Hogan	2/26/2016	310,000	620,000	775,000
	2/26/2016				8,850	17,700	35,400		540,558
	2/26/2016							17,700	540,558
 ____________________________

(1)	Non-Equity Incentive Plan Awards were granted under the 2011 Incentive Plan, as amended.

(2)	If at least 85% of Target is achieved.

(3)
Equity Incentive Plan Awards were granted under the 2011 Incentive Plan and consist of the portion of the fiscal 2016 long-term incentive grant related to restricted shares of common stock subject to achievement of performance targets. For additional information on the grant, refer to the discussion under “Long-term Incentive Awards” in the Compensation Discussion and Analysis above.

(4)
Other Stock Awards were granted under the 2011 Incentive Plan and consist of the portion of the fiscal 2016 long-term incentive grant related to restricted shares of common stock subject to continued service to the Company. For additional information on the grant, refer to the discussion under “Long-term Incentive Awards” in the Compensation Discussion and Analysis above.

2017 Proxy Statement | 35

(5)
The grant date fair value of each equity award was computed in accordance with ASC 718 based on the closing price of common stock on the grant date. For the restricted stock subject to performance measures, the grant date fair value was determined based on the vesting of 100% of the restricted shares, which was the performance threshold the Company believed to be the probable outcome to be achieved under the grants as of the date of the grant.

(6)
Stock awards shown in this table exclude the additional shares issued during fiscal 2016 in respect to the 2012 performance grant that was based on the Company's return on invested capital for fiscal 2014, after it was determined that each recipient was entitled to 5% more in respect to that grant. The adjustment resulted in an additional distribution of 2,130 shares to Mr. Raines, 900 shares to Mr. Lloyd, 1,335 shares to Mr. DeMatteo, and 1,275 shares to Mr. Bartel.

Outstanding Equity Awards at Fiscal 2016 Year-End
The following table provides information for the executive officers named in the Summary Compensation Table regarding outstanding equity awards held as of January 28, 2017 by those executive officers. The year-end values in the table for the market value of shares that have not vested have been calculated based on the $24.31 per share closing price of common stock on January 27, 2017 (the last trading date of the fiscal year).

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
J. Paul Raines	2/26/16	—	—	—	—	73,680	1,791,161	73,680	1,791,161
	3/6/15	—	—	—	—	41,520	1,009,351	62,280	1,514,027
	3/7/14	67,380	33,690	38.52	3/6/24	19,747	480,050	32,460	789,103
	2/22/13	140,670	—	24.82	2/21/23	—	—	—	—
Robert A. Lloyd	2/26/16	—	—	—	—	24,780	602,402	24,780	602,402
	3/6/15	—	—	—	—	8,103	196,984	20,940	509,051
	3/7/14	22,640	11,320	38.52	3/6/24	3,856	93,739	10,920	265,465
	2/22/13	19,700	—	24.82	2/21/23	—	—	—	—
Daniel A. DeMatteo	2/26/16	—	—	—	—	19,650	477,692	19,650	477,692
	3/6/15	—	—	—	—	12,051	292,960	31,140	757,013
	3/7/14	33,700	16,850	38.52	3/6/24	5,731	139,321	16,230	394,551
	2/22/13	87,930	—	24.82	2/21/23	—	—	—	—
Tony D. Bartel	2/26/16	—	—	—	—	35,370	859,845	35,370	859,845
	3/6/15	—	—	—	—	19,940	484,741	29,910	727,112
	3/7/14	32,340	16,170	38.52	3/6/24	9,490	230,702	15,600	379,236
	2/22/13	84,390	—	24.82	2/21/23	—	—	—	—
Michael P. Hogan	2/26/16	—	—	—	—	17,700	430,287	17,700	430,287
	3/6/15	—	—	—	—	9,980	242,614	14,970	363,921
	3/7/14	16,180	8,090	38.52	3/6/24	4,745	115,351	7,800	189,618
	2/22/13	42,210	—	24.82	2/21/23	—	—	—	—
 ____________________________

(1)
The options reflected herein were granted under the 2011 Incentive Plan, and vest and become exercisable in equal annual increments over a three-year period following the grant date. The options expire one day before the tenth anniversary of the grant date.

(2)
Represents unvested restricted shares outstanding as of January 28, 2017 which will vest based upon continued service to the Company. The shares outstanding as of the end of fiscal 2016 are comprised of time-based awards of restricted shares that vest on an annual basis over a three-year period which were granted on March 7, 2014, March 6, 2015, and February 26, 2016. Also included in this column are performance-based restricted shares granted on March 7, 2014 tied to fiscal 2014 earnings per share which were earned at 82.5% of the Target which vested on March 7, 2017. Pursuant to the Retirement Policy, Mr. Lloyd and Mr. DeMatteo’s shares will be released upon the earlier of the original vesting date or their retirement.

(3)
Represents unvested restricted shares outstanding as of January 28, 2017 which will be earned, if at all, based upon the achievement of certain performance targets as well as continued service to the Company. All of the performance-based restricted shares granted in fiscal 2016 were tied to certain operating earnings Targets for fiscal 2017 and will vest, to the extent earned, on February 26, 2019, which represents the end of the three-year vesting period, subject to continued service to the Company. All of the performance-based restricted shares granted in fiscal 2015 were tied to our fiscal 2016 consolidated net income and will vest, to the extent earned, on March 6, 2018, which represents the end of the three-year vesting period, subject to continued service to the Company. The awards tied to consolidated net income for fiscal 2016 were earned at 55% of the target following the completion of the audited consolidated financial statements for fiscal 2016. The performance-based restricted shares granted in fiscal 2014 presented in this column were tied to our return on invested capital ("ROIC") for fiscal 2016. The awards tied to fiscal 2016 ROIC were earned

2017 Proxy Statement | 36

at 0% following the completion of the audited consolidated financial statements for fiscal 2016. The unvested restricted awards are entitled to quarterly dividends of the amount declared by the Board. The dividends on the restricted shares subject to performance measures will be accrued and paid to the recipients only if and when the shares vest.

Stock Vested and Option Exercises
The following table provides information for the executive officers named in the Summary Compensation Table regarding shares acquired upon vesting of stock awards during fiscal 2016 by those executive officers. The values realized upon vesting in the table have been calculated using the stock price at the time of vesting. No stock options were exercised by our NEOs during fiscal 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)
J. Paul Raines	104,125	$3,110,363
Robert A. Lloyd(2)	60,976	1,712,517
Daniel A. DeMatteo	44,483	1,318,239
Tony D. Bartel	57,610	1,715,483
Michael P. Hogan	88,613	2,604,800
 ____________________________

(1)
The value realized on vesting was our closing stock price on the vesting date multiplied by the number of shares vested. All amounts are shown prior to the surrender of shares, if any, to cover withholding taxes in connection with the vestings.

(2)
The value realized on vesting for Mr. Lloyd reflects certain share awards vested for tax purposes on an accelerated basis in accordance with the Company's Retirement Policy which was adopted in fiscal 2014; however, these shares will not actually be released from transfer restrictions until the otherwise scheduled vesting date or, if earlier, upon the executive's actual retirement. As of January 28, 2017, 11,959 of these shares had not yet been delivered to Mr. Lloyd.

Pension Plans and Nonqualified Deferred Compensation
The Company does not offer a pension plan; therefore, we have omitted the Pension Benefits Table.
None of the Company’s NEOs participate in the Company’s nonqualified deferred compensation plan; therefore, we have omitted the Nonqualified Deferred Compensation Table.

2017 Proxy Statement | 37

Employment Agreements and Potential Payments upon Termination or Change in Control
We have historically maintained employment agreements with our NEOs. See “Employment Agreements and Severance/Change in Control Benefits” above for a description of the terms of these employment agreements. Amounts owed to the NEOs upon termination or a change in control assuming a triggering event took place on January 28, 2017, the last day of the Company’s most recently completed fiscal year, are presented below.

Name	Benefit	Termination Without Cause or With Good Reason	Termination Without Cause or With Good Reason Upon Change In Control	Termination Upon Death	Termination Upon Disability	Resignation Without Good Reason
J. Paul Raines	Salary (1)	$2,576,000	$3,864,000	$—	$—	$—
	Bonus (2)	5,152,000	7,728,000	—	—	—
	Medical Benefits (3)	26,310	26,310	—	—	—
	Accelerated Restricted Stock (4)	3,280,562	3,280,562	7,374,852	3,280,562	—
	Total (7)	$11,034,872	$14,898,872	$7,374,852	$3,280,562	$—

Robert A. Lloyd	Salary (1)	$1,418,000	$1,772,500	$—	$—	$—
	Bonus (2)	1,418,000	1,772,500	—	—	—
	Medical Benefits (3)	26,395	26,395	—	—	—
	Accelerated Restricted Stock (4)(5)	893,125	893,125	2,270,043	893,125	893,125
	Total (7)	$3,755,520	$4,464,520	$2,270,043	$893,125	$893,125

Daniel A. DeMatteo	Salary (1)	$1,100,000	$1,650,000	$—	$—	$—
	Bonus (2)	1,650,000	2,475,000	—	—	—
	Medical Benefits (3)	18,538	18,538	—	—	—
	Accelerated Restricted Stock (4)(6)	909,972	909,972	2,539,228	909,972	909,972
	Total (7)	$3,678,510	$5,053,510	$2,539,228	$909,972	$909,972

Tony D. Bartel	Salary (1)	$1,854,000	$2,317,500	$—	$—	$—
	Bonus (2)	2,317,500	2,896,875	—	—	—
	Medical Benefits (3)	24,514	24,514	—	—	—
	Accelerated Restricted Stock (4)	1,575,288	1,575,288	3,541,481	1,575,288	—
	Total (7)	$5,771,302	$6,814,177	$3,541,481	$1,575,288	$—

Michael P. Hogan	Salary (1)	$1,240,000	$1,550,000	$—	$—	$—
	Bonus (2)	1,240,000	1,550,000	—	—	—
	Medical Benefits (3)	17,213	17,213	—	—	—
	Accelerated Restricted Stock (4)	788,252	788,252	1,772,077	788,252	—
	Total (7)	$3,285,465	$3,905,465	$1,772,077	$788,252	$—
 ____________________________

(1)
Pursuant to the terms of the Employment Agreements, this amount is calculated as two times the NEO's annual base salary in effect at the time in the event of a termination without cause or with good reason. In the event of a termination without cause or with good reason in connection with a change in control event, this amount is calculated as three times the NEO's annual base salary in effect at the time in the case of Messrs. Raines and DeMatteo, and two and one-half times the NEO's annual base salary in effect at the time in the case of Messrs. Lloyd, Bartel and Hogan. No salary amounts are payable under the Employment Agreements with respect to a termination for cause or without good reason, or a termination upon death or disability of the executive.

(2)
Pursuant to the terms of the Employment Agreements, this amount is calculated as two times the NEO's annual incentive bonus target in effect at the time in the event of a termination without cause or with good reason. In the event of a termination without cause or with good reason in connection with a change in control event, this amount is calculated as three times the NEO's annual incentive bonus target in the case of Messrs. Raines and DeMatteo, and two and one-half times the NEO's annual bonus incentive target in effect at the time in the case of Messrs. Lloyd, Bartel and Hogan. No bonus amounts are payable under the Employment Agreements with respect to a termination for cause or without good reason, or a termination upon death or disability of the executive.

(3)
In the event of a termination without cause or with good reason, or a termination without cause or with good reason in connection with a change in control event, the NEOs are eligible under the Employment Agreements to receive medical benefits until the earlier of the expiration of 18 months following the termination date or the date on which the executive becomes eligible for coverage under another employer's medical plan. The amounts in the table above reflect the estimated value of medical coverage to each NEO assuming the maximum 18-month coverage period.

(4)
Pursuant to the terms of the Employment Agreements, unvested restricted shares that are subject to vesting based on continued service to the Company will immediately become vested upon termination without cause, termination with good reason, termination due to death or disability of the recipient, and termination without cause or with good reason in connection with the occurrence of a change in control event. Performance-vested

2017 Proxy Statement | 38

awards held immediately prior to termination for which the performance period is not yet complete generally will remain outstanding until the end of the performance period and will vest, if at all, based on actual performance through the end of the performance period, except in the case of termination due to death of the recipient, in which case such performance-based awards will vest immediately at the target level. The values reflected in the "Termination Upon Death" column in the table above were determined based on unvested restricted shares as of the assumed termination date (in this case, January 28, 2017) and the closing stock price of $24.31 on January 27, 2017, the last trading day of fiscal 2016. Under all other termination scenarios outlined above, no value for the unvested performance-based restricted shares are reflected in the table as these awards would remain outstanding until the end of such performance periods, pursuant to the terms of the employment agreements.

(5)	The amount in each column reflects $290,723 of value related to shares that became vested for tax purposes but which remain undistributed pursuant to the Retirement Policy.

(6)	The amount in each column reflects $432,280 of value related to shares that became vested for tax purposes but which remain undistributed pursuant to the Retirement Policy.

(7)
The NEOs also held stock options as of January 28, 2017 (the assumed date of the termination or change in control event). Pursuant to the terms of the Employment Agreements, the vesting of time-based stock options accelerates in full upon death, disability, termination without cause or resignation with good reason. However, the stock options held by the NEOs all have exercise prices in excess of the closing stock price of $24.31 on January 27, 2017, the last trading day of fiscal 2016. Accordingly, at that time, these stock options had no intrinsic value and therefore no amount is shown in the table above with respect to those awards.

As discussed above in "Other Considerations," the Retirement Policy, recommended by the Compensation Committee and approved by the Board in March 2014, became effective in February 2015. The Retirement Policy provides for vesting of certain awards granted under the 2011 Incentive Plan upon an employee’s retirement. Specifically, employees who attain a minimum age of 55 and a minimum period of service with the Company and its affiliates of 10 years and whose age plus service equals or exceeds 70, will, upon an Eligible Retirement, become vested with respect to certain unvested awards granted under the Plan.
Generally, any annual time-based award (of restricted shares, options and/or cash) granted under the Plan will become fully vested upon such employee’s Eligible Retirement. Option awards will generally remain exercisable for one year after such Eligible Retirement. A pro-rata portion of annual awards subject to performance conditions will (based on the portion of the performance period actually worked by the employee) remain outstanding and will vest, if at all, based on actual corporate performance through the end of the performance period. The Retirement Policy is generally not applicable to off-cycle, retention, or other special awards. The Retirement Policy will continue in effect until modified or discontinued by the Committee. Messrs. Lloyd and DeMatteo are currently eligible to retire and receive the vesting offered under the Retirement Policy. The impact of the Retirement Policy is reflected on the amounts disclosed in the table above.

Compensation Committee Report on Executive Compensation
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with members of the Company’s management. Based on such review and discussions and relying thereon, we have recommended to the Board that the Compensation Discussion and Analysis set forth above be included in the Company’s 2016 Annual Report on Form 10-K and in this Proxy Statement.
Compensation Committee
Gerald R. Szczepanski, Chair
Thomas N. Kelly Jr.
Shane S. Kim

2017 Proxy Statement | 39

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As described in Proposal No. 2 above, in accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an advisory vote to approve the compensation of our NEOs. This Proposal No. 3 affords stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay proposal in our proxy materials. Under this Proposal No. 3, stockholders may vote to have the say-on-pay vote every year, every two years, or every three years.
Our stockholders voted on a similar proposal in 2011 with the majority voting to hold the say-on-pay vote every year. We continue to believe that say-on-pay votes should be conducted every year so that our stockholders may annually express their views on our executive compensation.
As an advisory vote, this proposal is not binding on the Company or the Board. However, the Board values the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting a say-on-pay vote.
Stockholders may cast their advisory vote to conduct advisory votes on our executive compensation every “1 Year,” “2 Years,” or “3 Years,” or “Abstain.”
THE BOARD RECOMMENDS A VOTE FOR EVERY 1 YEAR AS THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES.

2017 Proxy Statement | 40

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Deloitte & Touche LLP ("Deloitte"), an independent registered public accounting firm, which was engaged as independent registered public accountants for fiscal 2016, to audit the financial statements of the Company for fiscal 2017. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, as a matter of good corporate governance we are submitting our selection of Deloitte for ratification by the stockholders at the annual meeting. If the stockholders should not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment. A representative of Deloitte is expected to be present at the annual meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions. Deloitte has served as our independent registered public accounting firm since 2013.

Annual Evaluation and Selection of Independent Registered Public Accounting Firm
The Audit Committee has sole authority to appoint and replace the Company’s independent registered public accounting firm, which shall report directly to the Audit Committee, and is directly responsible for its compensation and oversight of its work. Each year the Audit Committee reviews our firm’s qualifications, performance and independence in accordance with regulatory requirements and guidelines. This includes a review of the firm’s internal quality control procedures, results of its most recent quality control reviews and steps taken to enhance the quality of its audits, and issues raised by recent government reviews, if any. The Audit Committee reviews auditor independence matters, the firm’s audit strategy for GameStop, terms of the audit engagement, and the firm’s capabilities and communications to the Audit Committee. In March 2017, the Audit Committee reappointed Deloitte as our independent registered public accounting firm for fiscal 2017.
In support of its reappointment of Deloitte as GameStop's independent registered public accounting firm, the Audit Committee took the following actions:

Areas of Focus	Actions
Firm qualifications	The Audit Committee reviews Deloitte's global reach, capability and expertise to perform an audit of a company with the breadth and complexity of GameStop's business and its global footprint.
Firm objectivity and independence
The Audit Committee reviews relationships between Deloitte and GameStop that may reasonably be thought to bear on independence and reviews Deloitte's annual affirmation of independence. Recognizing that independence and objectivity can be impacted by an auditor's provision of non-audit services, the Audit Committee reviews the nature and amount of non-audit services provided by Deloitte. In order to assure continuing auditor independence, the Audit Committee also considers whether it is appropriate to adopt a policy of rotating the independent registered public accountants on a regular basis. At this time, after reviewing the independence of Deloitte, the Audit Committee does not believe that it is necessary to rotate the independent registered public accountants to assure continuing auditor independence.

Quality of auditing practices and Deloitte’s commitment to quality
The Audit Committee reviews issues raised by the Public Company Accounting Oversight Board ("PCAOB") in its reports on Deloitte, Deloitte’s internal quality control procedures and results of Deloitte’s most recent quality control review. The Audit Committee also discusses Deloitte's quality initiatives and steps Deloitte is taking to enhance the quality of its audits with the lead engagement partner and with Deloitte's senior advisory partner assigned to GameStop.

Performance as auditor
The Audit Committee reviews and discusses Deloitte's audit strategy and plan, including the overall scope of the audit. The Audit Committee receives periodic updates from the lead engagement partner on the status of the audit and on areas of focus for Deloitte. The Audit Committee annually reviews Deloitte’s performance in the conduct of their work and considers feedback provided by GameStop management regarding Deloitte's performance.

Performance and qualifications of lead engagement partner
The Audit Committee Chair is directly involved in selecting the lead engagement partner to ensure that the lead engagement partner is appropriately qualified to lead the GameStop audit. Throughout the year, the Audit Committee Chair meets one on one with the lead engagement partner to promote a candid and thorough dialogue. The Audit Committee also meets with the lead engagement partner in executive sessions of certain of the Audit Committee's meetings to discuss the audit and any other relevant matters.

Communications with the Audit Committee	The Audit Committee evaluates the lead engagement partner's communications with the Audit Committee for thoroughness, candor, clarity and timeliness.
Terms of the engagement and audit fees	The Audit Committee reviews the audit engagement letter and approves fees for audit and non-audit services.

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Based on this review, the Audit Committee and the Board believe that retaining Deloitte to serve as our independent registered public accounting firm for fiscal 2017 is in the best interests of the Company and its stockholders.
THE BOARD CONSIDERS DELOITTE TO BE WELL QUALIFIED AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION. PROXIES SOLICITED HEREBY WILL BE VOTED FOR THE PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

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AUDIT COMMITTEE MATTERS

Primary Responsibilities and 2016 Actions
The Audit Committee assists the Board in fulfilling its oversight responsibility and reviews the adequacy and integrity of the Company’s financial statements, financial reporting process and internal system of accounting controls; the appointment, termination, compensation, retention and oversight of the independent registered public accountants; the scope of the audit performed by the independent registered public accounting firm of the books and records of the Company; the internal audit function and plan; the Company’s compliance with legal and regulatory requirements; the Company’s Code of Business Conduct and Ethics; and, with management and the independent auditor, any related party transactions and approves such transactions if any.
For fiscal 2016, in fulfillment of its responsibilities, among other things, the Audit Committee:

•	Met with the senior members of the Company’s financial management team at each regularly scheduled meeting.

•
Held separate private sessions, during its regularly scheduled meetings, with senior members of the Company’s financial management team, with the independent auditors, with the Vice President of Internal Audit and Enterprise Risk Management and on its own, at which candid discussions regarding financial management, accounting, auditing and internal control issues took place.

•
Received periodic updates on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting.

•
Discussed with the independent auditors the Company’s internal control assessment process, management’s assessment with respect thereto and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting.

•
Discussed with senior members of the Company’s financial management team and the independent auditors, matters associated with accounting principles, critical accounting policies and significant accounting judgments and estimates.

•	Reviewed and discussed with management the Company’s earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC.

•	Reviewed the Company’s internal audit plan and the performance of the Company’s internal audit function.

•
Reviewed with senior members of the Company’s financial management team, the independent auditors and the Vice President of Internal Audit and Enterprise Risk Management, the overall scope and plans for their respective audits, the results of internal and external audits, evaluations by management and the independent auditors of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting.

•
Discuss with the Company's counsel legal and regulatory matters that may have a material impact on the Company’s financial statements, and compliance policies and programs, including corporate securities trading policies

•
Discussed with management, including the Vice President of Internal Audit and Enterprise Risk Management, guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company, including the internal auditing department, identify, assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Participated, with representatives of management and of the independent auditors, in additional discussions, as requested by the Committee, on areas of the Company’s operations.

Report of the Audit Committee
Roles and Responsibilities
The role of the Audit Committee is to assist the Board in its oversight of the Company's financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls over financial reporting.
The Company's independent registered public accounting firm, Deloitte, is responsible for auditing the Company's financial statements and its internal control over financial reporting, in accordance with the standards of the PCAOB, and expressing opinions as to the conformity of the financial statements with accounting principles generally accepted in the United States and the effectiveness of internal control over financial reporting. The Audit Committee is responsible for the appointment, compensation and oversight of the work of the Company's independent registered public accounting firm.
Required Disclosures and Discussions
In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and Deloitte the Company's audited financial statements. The Audit Committee has also discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16, as adopted by the PCAOB, relating to communications with audit committees. In addition, the Audit Committee has received from Deloitte the written disclosures and letter required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the audit committee concerning independence, has discussed with Deloitte their independence from the Company

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and its management, and has considered whether Deloitte's provision of non-audit services to the Company is compatible with maintaining the firm's independence.
The Audit Committee discussed with the Company’s internal auditors and Deloitte the overall scope and plans for their respective audits. The internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Company’s Vice President of Internal Audit and Enterprise Risk Management, who is accountable to the Audit Committee. The Audit Committee met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Executive Vice President and Chief Financial Officer and members of the management of finance and accounting of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting.
Committee Recommends Including the Financial Statements in the Annual Report
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the Company’s audited consolidated financial statements be included in the Company’s 2016 Annual Report to Stockholders and Annual Report on Form 10-K, for fiscal 2016 for filing with the SEC.
Audit Committee
Stephanie M. Shern, Chair
Shane S. Kim
Kathy P. Vrabeck
Lawrence S. Zilavy

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Independent Registered Public Accounting Firm
As described in "Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm," the Audit Committee of the Board has selected Deloitte, an independent registered public accounting firm, which was engaged as independent registered public accountants for fiscal 2016, to audit the financial statements of the Company for fiscal 2017.
The independent registered public accounting firm examines the annual financial statements and provides other permissible non-audit and tax-related services for the Company. The Company and the Audit Committee have considered the non-audit services provided by Deloitte and concluded they are compatible with maintaining the independence of Deloitte in audit of the Company and in accordance with the SEC’s rules.
The following table sets forth information regarding fees for professional services rendered by Deloitte in fiscal 2016 and 2015:

	Fiscal Year
	2016	2015
Audit Fees(1)	$3,968,000	$3,284,000
Audit-Related Fees(2)	21,000	101,000
Tax Fees(3)	382,000	483,000
All Other Fees	—	—
Total	$4,371,000	$3,868,000
__________________________

(1)
Audit fees rendered by Deloitte in fiscal 2016 and 2015 include professional services for the audit of the Company’s annual financial statements and financial statement schedule, for the audit of the Company’s effectiveness of internal control over financial reporting, for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC, for professional services provided in connection with statutory and regulatory filings and for other consultations concerning financial accounting and reporting standards.

(2)
Audit-related fees rendered by Deloitte in fiscal 2016 pertain to subsidiary agreed-upon procedures. Audit-related fees in fiscal 2015 pertain to debt offering procedures and subsidiary agreed-upon procedures.

(3)
Tax-related services rendered by Deloitte in fiscal 2016 and 2015 included professional services for domestic and international tax compliance and tax planning and advice, including international tax consulting.

Pre-approval Policies and Procedures
The Audit Committee Charter adopted by the Board of the Company requires that, among other things, the Audit Committee pre-approve the rendering by the Company’s independent registered public accounting firm of all audit and permissible non-audit services. Accordingly, as part of its policies and procedures, the Audit Committee considers and pre-approves any such audit and permissible non-audit services on a case-by-case basis. The Audit Committee approved all of the services provided by Deloitte referred to above.

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PROPOSAL 5: AMENDMENT AND RESTATEMENT OF COMPANY CERTIFICATE OF INCORPORATION
The Board has determined that it is in the best interests of the Company and its stockholders to amend and restate the Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) as set forth on Annex II. In light of a Delaware court decision interpreting Section 141(k) of the Delaware General Corporation Law, the Board is proposing to amend paragraph (c) of Article FIFTH of the Certificate of Incorporation, to remove the words “for cause” and reduce the current voting standard for removal of a director from a supermajority (80%) to a simple majority, so that any director, or the entire Board, may be removed from office, with or without cause, by the affirmative vote of the majority of the shares then entitled to vote generally in an election of directors. In addition, the Board is also proposing to make other technical and conforming changes to the Certificate of Incorporation. The above description of the amendments is qualified in its entirety by the actual text of the Fourth Amended and Restated Certificate of Incorporation included in Annex II, with deletions indicated by strikeouts and additions by bold font and underlining. The Board approved the amendments on February 23, 2016, subject to stockholder approval, and on March 21, 2017 the Board authorized submission of the amendments to a stockholder vote at the annual meeting.
If this Proposal 5 is approved by the stockholders, the Company’s Certificate of Incorporation will be amended and restated in accordance with Annex II. If approved at the annual meeting, we will file the Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware as soon as practicable after the annual meeting.
To be adopted, the Fourth Amended and Restated Certificate of Incorporation must be approved by the affirmative vote of the holders of at least 80% of all outstanding shares of common stock entitled to vote. Stockholders may direct that their votes be cast “for” or “against” the proposal, or stockholders may abstain from this proposal. Abstentions and broker non-votes will have the same effect as votes cast against the proposal.
THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION. PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION.

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Securities Authorized for Issuance Under Equity Compensation Plans
Information for our equity compensation plans, consisting of the 2011 Incentive Plan, as amended, and the 2001 Incentive Plan, in effect as of January 28, 2017 is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	2,642,881	(1)	$35.43	(2)	4,441,402
Equity compensation plans not approved by security holders	—		not applicable		—
Total	2,642,881		$35.43		4,441,402
 ____________________________

(1)
Includes shares of common stock to be issued associated with 1,325,853 stock options, 811,838 time-based restricted stock awards and 505,190 performance-based restricted stock awards. The performance-based restricted stock awards are subject to performance measures and may generally be earned in greater or lesser percentages if Targets are exceeded or not achieved by specified amounts.

(2)    Excludes restricted stock awards because such awards do not have an exercise price.
Subsequent to the fiscal year ended January 28, 2017, an additional 548,475 shares of restricted stock were granted under the 2011 Incentive Plan, which vest in equal annual installments on March 3rd of each of the years 2018 through 2020, subject to continued service to the Company. Also, subsequent to the fiscal year ended January 28, 2017, an additional 282,615 shares of restricted stock were granted under the 2011 Incentive Plan, subject to performance targets which will be measured following completion of fiscal 2018. The earned shares will vest immediately on March 3, 2020. Shares subject to performance measures may generally be earned in greater or lesser percentages if Targets are exceeded or not achieved by specified amounts.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of the Company with the SEC. Executive officers, directors and greater than ten-percent stockholders are required to furnish us with copies of all such forms they file.
Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no additional forms were required, we believe that all filing requirements applicable to our executive officers, directors and greater than ten-percent stockholders were complied with for the fiscal year ended January 28, 2017.

Certain Relationships and Related Transactions
The Board has adopted an Audit Committee Charter which requires the Audit Committee to review with management and the independent registered public accountants and approve all transactions and courses of dealing with parties related to the Company. This obligation of the Audit Committee is described earlier in this Proxy Statement in the “Election of Directors” section, which states that the Audit Committee is responsible for reviewing and approving related party transactions. Also, as described earlier in this Proxy Statement in the “Election of Directors” section, the Company has adopted a Code of Ethics for Senior Financial and Executive Officers and a Code of Standards, Ethics and Conduct applicable to the Company’s management-level employees. The codes require that all of our employees and directors avoid conflicts of interest, defined as situations where the person’s private interests interfere in any way, or even appear to interfere, with the interests of the Company as a whole. In addition, at least annually each director and executive officer completes a detailed questionnaire that inquires about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest. It is our policy that any potential conflict of interest transaction with an executive officer or director or any transaction that triggers disclosure under Item 404(a) of Regulation S-K as a result of these inquiries is required to be reviewed and approved or ratified by the Audit Committee. During fiscal 2016, there were no transactions requiring disclosure with, or with an immediate family member of, directors, Named Executive Officers or persons who were the beneficial owners of more than 5% of the Company’s outstanding shares during the fiscal year.

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Other Matters
We do not intend to present any other business for action at the annual meeting and do not know of any other business intended to be presented by others. If any matters other than the matters described in the Notice of Annual Meeting of Stockholders and this Proxy Statement should be presented for stockholder action at the annual meeting, it is the intention of the persons designated in the proxy to vote thereon in accordance with their best judgment.
Financial and Other Information
We are furnishing our Annual Report for the fiscal year ended January 28, 2017, including consolidated financial statements, together with this Proxy Statement.
Cautionary Statement Regarding Forward Looking Statements
This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements related to risks associated with our compensation programs, our future performance, our plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by the statements in this Proxy Statement can be found in our most recent Annual Report on Form 10-K, for the fiscal year ended January 28, 2017 filed with the SEC on March 27, 2017.
Proposals Pursuant to Rule 14a-8
Proposals of stockholders pursuant to Rule 14a-8 of the Exchange Act intended to be presented for inclusion in our proxy materials for the annual meeting of stockholders to be held in 2018 must meet the requirements under Rule 14a-8 and be received by the Secretary, at GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, no later than January 12, 2018. However, if the date of the 2018 Annual Meeting is more than 30 days before or after June 27, 2018, then the deadline for submitting any stockholder proposal for inclusion in the proxy materials relating to such Annual Meeting will be a reasonable time before we begin to print and mail such proxy materials.
Proxy Access Director Nominees
Under the proxy access provisions of our Bylaws, stockholders are entitled to nominate and include in our proxy materials Director nominees, provided that the eligibility and procedural requirements specified in our Bylaws, including advance notice requirements, are satisfied. The notice must be delivered to the Secretary at our principal executive offices, at 625 Westport Parkway, Grapevine, Texas 76051, not less than 120 days nor more than 150 days prior to the first anniversary of the date of our proxy statement in connection with the most recent annual meeting of stockholder. As a result, any notice given by a stockholder pursuant to the proxy access provisions of our Bylaws with respect to the 2018 Annual Meeting must be received no earlier than the close of business on December 13, 2017, and no later than the close of business on January 12, 2018. However, in the event that the date of the 2018 Annual Meeting is more than 30 days before June 27, 2018 or more than 60 days after June 27, 2018, then the notice, to be timely, must be delivered not earlier than the close of business on the 120th day prior to the date of the 2018 Annual Meeting and not later than the close of business on the later of (x) the 90 th day prior to the date of the 2018 Annual Meeting or (y) the 10 th day following the day of the first public announcement of the date of the 2018 Annual Meeting.
The complete requirements for submitting a nominee for inclusion in our proxy materials are set forth in our Bylaws, a copy of which can be obtained upon request directed to the Secretary at our principal executive offices at the address set forth above or on our website at http://investor.gamestop.com.

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Other Proposals and Nominees
Any stockholder who wishes to propose any business to be considered by the stockholders at the 2018 Annual Meeting or who wants to nominate a person for election to the Board of Directors at that meeting, other than (i) a proposal for inclusion in the Proxy Statement pursuant to Rule 14a-8 or (ii) pursuant to the proxy access Bylaw provisions, in each case as described above, must provide a written notice that sets forth the specified information described in our Bylaws concerning the proposed business or nominee. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of our immediately preceding annual meeting, which, with respect to the 2018 Annual Meeting, would be no earlier than the close of business on February 27, 2018 and no later than the close of business on March 29, 2018. However, in the event that the date of the 2018 Annual Meeting is more than 25 days before or after June 27, 2018, then the notice, to be timely, must be delivered not later than the close of business on the tenth day following the date on which the notice of the date of the meeting is mailed or publicly announced.
STOCKHOLDERS ARE URGED TO FORWARD THEIR PROXIES WITHOUT DELAY. A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.
By Order of the Board of Directors

DANIEL A. DEMATTEO
Executive Chairman
May 12, 2017

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Annex I
RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES
The following table reconciles the Company's operating earnings prepared in accordance with GAAP to adjusted operating earnings (in millions):

	Fiscal Year
	2016	2015
Technology Brands Adjusted Operating Earnings
Technology Brands operating earnings	$44.2	$27.0
Property, equipment & other asset impairments	16.6	0.6
Intangible impairments	7.0	—
Store closure costs	19.8	—
Business divestitures and other	2.6	0.9
Technology Brands adjusted operating earnings	$90.2	$28.5

Consolidated Adjusted Operating Earnings
Operating earnings	$557.7	$648.2
Acquisition costs	—	7.3
Property, equipment & other asset impairments	19.4	4.0
Intangible impairments	14.4	—
Store closure costs	19.8	—
Business divestitures and other	7.0	6.2
Adjusted operating earnings	$618.3	$665.7

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Annex II

~~THIRD~~
FOURTH
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GAMESTOP CORP.
GameStop Corp., a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented (the “GCL”), hereby certifies as follows:
1. The name of this corporation is GameStop Corp. At the time of incorporation GameStop Corp. was known as GSC Holdings Corp. The original Certificate of Incorporation was filed on April 13, 2005 and was amended and restated on June 27, 2005.
2. This ~~Third~~Fourth Amended and Restated Certificate of Incorporation restates and integrates and further amends the ~~Second~~Third Amended and Restated Certificate of Incorporation to read in its entirety as follows:
“FIRST: The name of the corporation is GameStop Corp. (the “Corporation”).
SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL.
FOURTH: (a) Authorized Capital Stock. The total number of shares of stock that the Corporation shall have authority to issue is 305,000,000 of which (i) 300,000,000 shares shall be shares of Class A Common Stock, par value $.00l per share (the “Class A Common Stock” or “Common Stock”), and (ii) 5,000,000 shares shall be shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”) irrespective of the provisions of Section 242(b)(2) of the GCL or any corresponding provision hereinafter enacted.
(b) Class A Common Stock.
(i) Voting Rights.
(A) The holders of shares of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock standing in such holder’s name on the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders.
(B) All rights to vote and all power (including, without limitation, thereto, the right to elect directors) shall be vested exclusively in the holders of Class A Common Stock, except as expressly provided in this ~~Third~~ Fourth Amended and Restated Certificate of Incorporation, in a Certificate of Designation with respect to any Preferred Stock or as otherwise expressly required by applicable law.
(C) No stockholder shall be entitled to exercise any right of cumulative voting.
(ii) Dividends and Distributions. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.
(iii) Liquidation Rights. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Class A Common Stock. For purposes of this paragraph (b)(iii), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

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(iv) No Preemptive Rights. No stockholder of the Corporation shall have any preemptive or preferential right, nor be entitled as such as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of the Corporation of any class or series, whether now or hereafter authorized, and whether issued for money or for consideration other than money, or of any issue of securities convertible into stock of the Corporation.
(v) No Redemption Rights. No stockholder of the Corporation shall have any right to have the shares of Common Stock held by such holder redeemed by the Corporation.
(c) Series A Preferred Stock. A series of Preferred Stock of the Corporation hereby is created, and the designation and amount thereof, and the voting powers, preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:
(i) Designation, Par Value and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred”), the shares of such series shall be with par value of $.001 per share, and the number of shares constituting such series shall be 500,000; provided, however, that, if more than a total of 500,000 shares of Series A Preferred shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of June 27, 2005, between the Corporation and The Bank of New York, as Rights Agent (as amended from time to time) (the “Rights Agreement”), the Board of Directors, pursuant to the General Corporation Law of the State of Delaware, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged and filed providing for the total number of shares of Series A Preferred authorized to be issued to be increased (to the extent that the Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of the Rights.
(ii) Dividends and Distributions.
(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred with respect to dividends, the holders of shares of Series A Preferred, in preference to the holders of Class A Common Stock and any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 30th day of each of April, July, October and January in each year (or, in each case, if not a date on which the Corporation is open for business, the next succeeding business day) or such earlier date in any such month on which dividends on the Common Stock are payable (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred. In the event the Corporation shall at any time after June 27, 2005 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(B) The Corporation shall declare a dividend or distribution on the Series A Preferred as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.
(iii) Voting Rights. The holders of shares of Series A Preferred shall have the following voting rights:
(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred shall entitle the holder thereof to 10,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of votes entitled to be cast by the holders of shares of

2017 Proxy Statement | B-2

Common Stock outstanding immediately after such event and the denominator of which is the number of votes entitled to be cast by the holders of shares of Common Stock that were outstanding immediately prior to such event.
(B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
(C) (1) If at any time dividends on any Series A Preferred shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Preferred then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Preferred) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.
(2) During any default period, such voting right of the holders of Series A Preferred may be exercised initially at a special meeting called pursuant to subparagraph (3) of this paragraph (iii)(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Preferred.
(3) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board, any Vice Chairman, the Chief Executive Officer, the President, the Chief Operating Officer, any Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this subparagraph (C)(3) shall be given to each holder of record of Preferred Stock by ~~mailing~~delivering personally or sending by mail, facsimile transmission or e-mail a copy of such notice to him at his last address, facsimile number or e-mail address, as applicable, as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this subparagraph (C)(3), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.
(4) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in subparagraph (C)(2) of this paragraph (iii)) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this subparagraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.
(5) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Certificate of Incorporation or By-laws of the Corporation (the “By-laws”) irrespective of any increase made pursuant to the provisions of subparagraph (C)(2) of this paragraph (iii) (such number being subject, however to change thereafter in any manner provided by law or in the Certificate of Incorporation or By-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.
(D) Except as set forth herein, holders of Series A Preferred shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
(iv) Certain Restrictions.
(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred as provided in paragraph (i) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred outstanding shall have been paid in full, the Corporation shall not:
(1) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred;

2017 Proxy Statement | B-3

(2) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred, except dividends paid ratably on the Series A Preferred and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(3) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred; or
(4) purchase or otherwise acquire for consideration any shares of Series A Preferred, or any shares of stock ranking on a parity with the Series A Preferred, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (A) of this paragraph (iv), purchase or otherwise acquire such shares at such time and in such manner.
(v) Reacquired Shares. Any shares of Series A Preferred purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
(vi) Liquidation, Dissolution or Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred unless, prior thereto, the holders of shares of Series A Preferred shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (c) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred and Common Stock, respectively, holders of Series A Preferred and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.
(B) In the event there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Preferred, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.
(C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(vii) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.
(viii) No Redemption. The shares of Series A Preferred shall not be redeemable.
(ix) Ranking. The Series A Preferred shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.
(x) Amendment. The ~~Third~~ Fourth Amended and Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred so as

2017 Proxy Statement | B-4

to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred, voting separately as a class.
(xi) Fractional Shares. Series A Preferred may be issued in fractions of a share which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred.
(d) Preferred Stock.
(i) Authorization. Subject to the voting and approval procedures set forth in the By-laws, the Board of Directors is hereby expressly granted authority to authorize from time to time in accordance with law the issuance of the remaining 4,500,000 shares of Preferred Stock, one or more series of Preferred Stock and with respect to any such series to fix by resolution or resolutions the numbers, powers, designations, preferences and relative, participating, optional or other special rights of such series and the qualifications, limitations or restrictions thereof, including but without limiting the generality of the foregoing, the following:
(A) entitling the holders thereof to cumulative, non-cumulative or partially cumulative dividends, or to no dividends;
(B) entitling the holders thereof to receive dividends payable on a parity with, junior to, or in preference to, the dividends payable on any other class or series of capital stock of the Corporation;
(C) entitling the holders thereof to rights upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any other distribution of the assets of, the Corporation, on a parity with, junior to or in preference to, the rights of any other class or series of capital stock of the Corporation;
(D) providing for the conversion, at the option of the holder or of the Corporation or both, of the shares of Preferred Stock into shares of any other class or classes of capital stock of the Corporation or of any series of the same or any other class or classes or into property of the Corporation or into the securities or properties of any other corporation or person, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine, or providing for no conversion;
(E) providing for the redemption, in whole or in part, of the shares of Preferred Stock at the option of the Corporation or the holder thereof, in cash, bonds or other property, at such price or prices (which amount may vary under different conditions and at different redemption dates), within such period or periods, and under such conditions as the Board of Directors shall so provide, including provisions for the creation of a sinking fund for the redemption thereof, or providing for no redemption;
(F) lacking voting rights or having limited voting rights or enjoying general, special or multiple voting rights;
(G) specifying the number of shares constituting that series and the distinctive designation and stated value of that series;
(H) specifying the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of any other class or classes of stock of the Corporation ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding-up;
(I) specifying the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distributions of assets upon liquidation, dissolution or winding-up; and
(J) providing for any other power, preference and relative, participating, optional or other rights or terms, and the qualifications, limitations or restrictions thereof, as shall not be inconsistent with applicable law, this paragraph (d)(J) or any resolution of the Board of Directors pursuant hereto.
All shares of any one series of Preferred Stock shall be identical in all respects with the other shares of such series, except that shares of any one series of Preferred Stock issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The Board of Directors may change the powers, designation, preferences, rights, qualifications, limitations and restrictions of, and number of shares in, any series of Preferred Stock as to which no shares are issued and outstanding.
(ii) Dividends. Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.
(iii) Liquidation Rights. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed in accordance with the respective priorities and preferential amounts (including unpaid cumulative dividends, if any, and interest thereon, if any) payable with respect thereto, and among shares of any series of Preferred Stock, ratably among the shares of such series.

FIFTH: (a) Election of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors initially consisting of three directors, the exact number of directors to be not less than three nor more than fifteen as determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. ~~At the annual meetings of stockholders held in 2014 and 2015, the directors standing for election shall be elected for a term expiring at the annual meetings of stockholders held in 2015 and 2016, respectively. Beginning with the annual meeting of stockholders held in 2016, the~~The entire Board of Directors shall be elected annually at each annual meeting of stockholders. The directors shall hold office until their respective successors are elected and qualify, subject, however, to prior death, resignation or removal from office. Any vacancy on the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director or by stockholders if such vacancy was caused by the action of stockholders (in which event such vacancy may not be filled by the directors or a majority thereof).

2017 Proxy Statement | B-5

Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.
(b) Vacancies in the Board. Except as expressly provided in a Certificate of Designation with respect to any Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, or by stockholders if such vacancy was caused by the removal of a director by the action of stockholders (in which event such vacancy may not be filled by the directors or a majority thereof). Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
(c) Removal of Directors. Subject to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, any director may be removed from office ~~only for cause~~ upon the affirmative vote of holders of at least ~~80%~~a majority of the voting power of the then outstanding Voting Stock, voting as a single class. A director may not be removed by the stockholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.
(d) Amendment to this Article FIFTH. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article FIFTH.

SIXTH: (a) (1) Except as otherwise provided by law or this Certificate of Incorporation, and subject to any rights of holders of Preferred Stock, the provisions of this Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, without the approval of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class; provided, however, that with respect to any proposed amendment of this ~~Third~~ Fourth Amended and Restated Certificate of Incorporation which would alter or change the powers, preferences or special rights of the shares of Common Stock so as to affect them adversely, the approval of a majority of the votes entitled to be cast by the holders of the shares affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of the holders of at least a majority (or such higher percentage as required by law or this Certificate of Incorporation) of the voting power of the then outstanding Voting Stock, voting together as a single class as hereinbefore provided.
(2) Every reference in this Certificate of Incorporation to a majority or other proportion of shares, or a majority or other proportion of the votes of shares, of Voting Stock or Common Stock shall refer to such majority or other proportion of the votes to which such shares of Voting Stock or Common Stock are entitled.
(b) The Board of Directors is expressly empowered to adopt, amend or repeal the By-laws of the Corporation. Any adoption, amendment or repeal of the By-laws of the Corporation by the Board of Directors shall require the approval of a majority of the entire Board of Directors. The stockholders shall also have power to adopt, amend or repeal the By-laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the By-laws of the Corporation.
(c) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article SIXTH.
SEVENTH: (a) Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
(b) Except as otherwise required by law, a special meeting of the stockholders of the Corporation may be called at any time by the Chairman of the Board or the Chief Executive Officer or by the Board pursuant to a resolution adopted by a majority of the then authorized number of directors. Except as expressly provided in the immediately preceding sentence, any power of stockholders to call a special meeting is specifically denied. Any special meeting of the stockholders shall be held on such date, at such time and at such place within or without the State of Delaware as the Board of Directors or the officer calling the meeting may designate. At a special meeting of the stockholders, no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.
(c) No business other than that stated in the notice shall be transacted at any special meeting of stockholders.
(d) Advance notice of the proposal of business by stockholders shall be given in the manner provided in the By-laws of the Corporation, as amended and in effect from time to time.
(e) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article Seventh.
EIGHTH: The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.
NINTH: Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

2017 Proxy Statement | B-6

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, provided that such action is approved in the manner, and otherwise complies with the requirements, set forth in this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.
ELEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the GCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this provision shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
TWELFTH: The Corporation, to the fullest extent permitted by Section 145 of the GCL, as the same may be amended and supplemented, may indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

3. This ~~Third~~ Fourth Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation and consented to in writing and authorized by the holders of all of the issued and outstanding stock entitled to vote thereon.
4. This ~~Third~~ Fourth Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

2017 Proxy Statement | B-7

Annual Meeting of GameStop Corp

Date: Tuesday, June 27th, 2017
Time: 1 p.m. Central Daylight Time
Place: GameStop's Corporate Headquarters, 625 Westport Parkway, Grapevine, Texas 76051

Please make your marks like this: [X] Use dark black pencil or pen only

Board of Directors recommends a vote **FOR** proposals 1, 2, 4 and 5. The Board of Directors also recommends a vote for a frequency of every year (Box "1 Year" below) on proposal 3.

1: Re-election of Directors

	For	Against	Abstain	Directors Recommend
01 Daniel A. DeMatteo	☐	☐	☐	For
02 J. Paul Raines	☐	☐	☐	For
03 Jerome L. Davis	☐	☐	☐	For
04 Thomas N. Kelly Jr.	☐	☐	☐	For
05 Shane S. Kim	☐	☐	☐	For
06 Steven R. Koonin	☐	☐	☐	For
07 Stephanie M. Shern	☐	☐	☐	For
08 Gerald R. Szczepanski	☐	☐	☐	For
09 Kathy P. Vrabeck	☐	☐	☐	For
10 Lawrence S. Zilavy	☐	☐	☐	For

	For	Against	Abstain	Directors Recommend
2: Advisory vote on executive compensation	☐	☐	☐	For

	1 Year	2 Years	3 Years	Abstain	Directors Recommend
3: Advisory vote on frequency of holding the advisory vote on executive compensation	☐	☐	☐	☐	1 Year

	For	Against	Abstain	Directors Recommend
4: Ratification of appointment of Deloitte & Touche LLP as independent, registered public accounting firm for fiscal 2017	☐	☐	☐	For
5: Amend and restate the certificate of incorporation to change the shareholder voting requirement for removal of directors from a supermajority (80%) of shareholders and only for cause, to a simple majority of shareholders with or without cause, and to make other technical and conforming changes	☐	☐	☐	For

To attend the meeting and vote your shares in person, please mark this box. ☐

Authorized Signatures - This section must be completed for your instructions to be executed.

Please Sign Here ______________ Please Date Above ______________

Please Sign Here ______________ Please Date Above ______________

Please sign exactly as your name(s) appear(s) on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Annual Meeting of GameStop Corp
to be held on Tuesday, June 27th, 2017
for Holders as of May 5, 2017

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/gme
- Cast your vote online.
- View meeting documents.

OR

TELEPHONE

Call
855-847-1311
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL

- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Daniel A. DeMatteo and Robert A. Lloyd, and each of them, proxies and attorneys-in-fact, on behalf and in the name of the undersigned, with full power of substitution and revocation, and authorize to vote all the shares of capital stock of GameStop Corp which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorney to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1, FOR PROPOSALS 2, 4 AND 5 AND FOR "1 YEAR" ON PROPOSAL 3 AND IN THE PROXY'S DISCRETION ON OTHER MATTERS AS MAY COME BEFORE THE MEETING.

All votes must be received by 5:00 P.M., Eastern Time, June 26, 2017.

PROXY TABULATOR FOR

GameStop Corp
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →

Proxy — GameStop Corp

Annual Meeting of Stockholders

Tuesday, June 27th, 2017, 1 p.m. (Central Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Daniel A. DeMatteo and Robert A. Lloyd, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, and to vote all shares of common stock of GameStop Corp, that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Tuesday, June 27, 2017, 1 p.m. Central Daylight Time and all adjournments thereof.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR all of the nominees for directors specified in Proposal 1, FOR Proposals 2, 4 and 5, and for "1 Year" on Proposal 3 and in the proxy's discretion on other matters as may come before the meeting.

To attend the meeting and vote your shares in person, please mark this box. ☐